UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Perma-Fix Environmental Services, Inc.
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PERMA-FIX ENVIRONMENTAL SERVICES, INC.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350

NOTICE OF ANNUAL MEETING
To Be Held September 12, 2013

To the Stockholders of Perma-Fix Environmental Services, Inc.:

Notice is hereby given that the 2013 Annual Meeting of Stockholders (the "Meeting") of Perma-Fix Environmental Services, Inc. (the "Company") will be held at the Hilton Atlanta Airport, 1031 Virginia Avenue, Atlanta, Georgia 30354, on Thursday, September 12, 2013, at 11:00 a.m. (EDST), for the following purposes:

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the 2013 fiscal year;

3.	To approve, on an advisory basis, the 2012 compensation of our named executive officers as described herein;

4.	To authorize the Board of Directors, without further action of the stockholders, to amend the Company's Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the issued and outstanding shares of common stock of the Company at a ratio within the range of 1-for-2 to 1-for-7 at any time prior to November 8, 2013, with the exact ratio to be determined by the Board of Directors.

5.	To transact such other business as may properly come before the meeting and at any adjournments thereof.

Only stockholders of record at the close of business on July 24, 2013, will be entitled to notice of, and to vote at, the Meeting or at any postponement or adjournment thereof.

This Notice of Annual Meeting of Stockholders, our Annual Report for 2012 and the accompanying Proxy Statement and Proxy Card are being first mailed to stockholders on or about August 6, 2013.

The Company's Annual Report for 2012 is enclosed for your reference.

By the order of the Board of Directors

Ben Naccarato
Secretary

Atlanta, Georgia
August 6, 2013

It is important that your shares be represented at the Meeting.  Whether or not you plan to attend the Meeting, we urge you to vote your shares over the internet as described in the proxy material, or you may sign, date and mail the enclosed proxy card in the pre-paid envelope provided.  If you decide to attend the Meeting, you may, if so desired, revoke the Proxy and vote in person.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350

PROXY STATEMENT
FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS

Why am I receiving this Proxy Statement?
This Proxy Statement is furnished to the holders of the common stock, par value $.001 (the "Common Stock"), of Perma-Fix Environmental Services, Inc. (the "Company", "we", "our", or "us") in connection with the solicitation on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be used in voting at the 2013 Annual Meeting of Stockholders to be held at the Hilton Atlanta Airport, 1031 Virginia Avenue, Atlanta, Georgia, 30354, on Thursday, September 12, 2013, at 11:00 a.m. (EDST), and any adjournments thereof (the "Meeting").

Who is entitled to vote at the Meeting?
Only the holders of our common stock ("Common Stock") of record at the close of business on July 24, 2013 (the "Record Date"), will have the right to receive notice of, and be entitled to vote at, the Meeting.  At the close of business on the Record Date, 56,472,766 shares of Common Stock (which excludes 38,210 treasury shares) were outstanding.  Each stockholder of record, as of the Record Date, is entitled to one vote for each share of Common Stock that the stockholder owned as of the Record Date on each matter to be voted upon at the Meeting.

What vote is required to approve the matters being considered?

•	Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote at the Meeting.

•	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting.

•	The approval of the 2012 compensation of our named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting. While the Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding and is advisory in nature.

•	The approval to authorize the Board of Directors, without further action of the stockholders, to amend the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") to implement a reverse stock split within the range of 1-for-2 to 1-for 7 at any time prior to November 8, 2013, as described in Proposal 4 herein, requires the affirmative vote of a majority of all of our outstanding Common Stock.

Are abstentions counted?
If your proxy indicates an abstention from voting on the proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Because abstentions represent shares entitled to vote, if you abstain from voting on a proposal, your abstention (a) will have no effect on the election of directors (b) will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm (c) will have the effect of a vote against the resolution on executive compensation and (d) will have the effect of a vote against the approval to authorize the Board of Directors, without further action of the stockholders, to amend the Company's Certificate of Incorporation to implement a reverse stock split of the issued and outstanding Common Stock at a ratio within the range of 1-for-2 to 1-for-7 at any time prior to November 8, 2013.

How do I cast my vote?
If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the two following methods:

•	Vote by Internet, by going to the web address www.cstproxyvote.com and following the instructions for Internet voting.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet, please do not mail your proxy card.

If your shares are held in "street name" (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet.

Whether or not you plan to attend the 2013 Annual Meeting of Stockholders, please submit your vote either by internet or by written proxy card.

Can I change my mind after I vote?
Yes, you may change your mind at any time before the polls close at the Meeting.  You can change your vote by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the Meeting.

What constitutes a quorum?
A majority of all of the outstanding shares of Common Stock entitled to notice of, and to vote at, the Meeting, represented in person or by proxy, will constitute a quorum for the holding of the Meeting.  The failure of a quorum to be represented at the Meeting will necessitate adjournment and will subject the Company to additional expense.  If your proxy indicates an abstention from voting on a proposal, the shares represented will nonetheless be counted as present for the purpose of determining a quorum.

Will my shares be voted if I do not provide my proxy?
No. If your shares are registered in your name, they will not be voted, unless you submit your proxy or vote in person at the Meeting. If you hold your shares directly in your own name, you must vote, either by completing, signing and delivering a proxy, voting by the internet, or attending the Meeting and voting at the Meeting.

Who votes shares held in "street name"?
If your shares of Common Stock are held by a bank, broker or other nominee as custodian on your behalf, you are considered a "beneficial" stockholder of those shares, which are said to be held in "street name."  As a beneficial stockholder, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. The NYSE has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The NASDAQ Capital Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters ("routine matters"), but do not have the discretion to vote uninstructed shares as to certain other matters ("non-routine matters"). A "broker non-vote" occurs when a broker has not received voting instructions from a beneficial owner on a non-routine matter and therefore cannot vote such beneficial owner's shares on the matter. In these cases, the broker can register your shares as being present at the Meeting for purposes of determining the presence of a quorum, but will not be able to vote on these non-discretionary matters for which specific authorization is required. Under NYSE interpretations, Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are considered non-routine matters. However, since broker non-votes are not counted in any vote requiring a plurality of votes cast (Proposal 1) or a majority of the votes present in person or represented by proxy and entitled to vote (Proposal 3), broker non-votes will have no effect on the outcome of either of these proposals. We believe that Proposal 2 (ratification of the selection of the independent registered public accounting firm for 2013) and Proposal 4 (approval to authorize the Board of Directors, without further action of the stockholders, to amend the Certificate of Incorporation to effect a reverse stock split) are considered routine matters and, thus, we do not expect to receive any broker non-votes on these proposals.

Who will count the votes?
All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Where can I find the voting results of the Meeting?
We will announce the voting results at the Meeting and publish final results in a Form 8-K to be filed with the Securities and Exchange Commission within four business days after the Meeting.

Who is paying the cost of this solicitation?
The Company will pay the cost of preparing, printing, assembling, and mailing this Proxy Statement and the Proxy Card.  In addition to solicitation by use of the mail, certain of the Company's officers and employees may, without receiving additional compensation therefore, solicit the return of proxies by telephone, telegram or personal interview.  We also have retained The Proxy Advisory Group, LLC to assist us in the solicitation of votes described above.  We will pay The Proxy Advisory Group, LLC a base fee of $9,000, plus customary costs and expenses for this service.  The Company will reimburse brokerage houses and custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting materials to their principals, the beneficial owners of Common Stock.

Is the stockholder list available for review?
A list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder for any purpose germane to the Meeting during ordinary business hours commencing 10 days before the Meeting. Prior to the Meeting, the list will be maintained at our principal executive offices located at 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company's Certificate of Incorporation, as amended, provides that each member of the Board of Directors shall hold office until the next Annual Meeting of Stockholders and their successors have been elected and qualified or until their earlier resignation or removal. Successors to those directors whose terms have expired are required to be elected by stockholder vote. The existing Board of Directors may fill vacancies for an unexpired term and any newly created directorships created by the Board of Directors' action.

The seven nominees for membership on our Board of Directors named below were recommended by our Corporate Governance and Nominating Committee to serve as members of the Board of Directors.  All nominees are incumbent directors except for Dr. Gary Kugler.  All incumbent directors and nominees meet the qualifications for membership on our Board of Directors as set forth in the Company's Amended and Restated Bylaws, as amended (the "Bylaws").

The Company's Bylaws provide that the number of the Company's directors shall be at least three and no more than seven, as may be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.  The Board of Directors has set the size of the Board at seven members.

Nominees for Directors
The following biographical information includes a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion by our Corporate Governance and Nominating Committee that each of the nominees is qualified to serve as one of our Directors:

Dr. Louis F. Centofanti Board Chairman Age: 70
Dr. Centofanti has served as Board Chairman since joining the Company in February 1991, and has served continuously as President and Chief Executive Officer since March 1996.  From 1985 until joining the Company, Dr. Centofanti served as Senior Vice President of USPCI, Inc., a large hazardous waste management company, where he was responsible for managing the treatment, reclamation and technical groups within USPCI.  In 1981 he founded PPM, Inc. (later sold to USPCI), a hazardous waste management company specializing in treating PCB contaminated oils.  From 1978 to 1981, Dr. Centofanti served as Regional Administrator of the U.S. Department of Energy for the southeastern region of the United States.  Dr. Centofanti has a Ph.D. and a M.S. in Chemistry from the University of Michigan, and a B.S. in Chemistry from Youngstown State University.

As founder of Perma-Fix, PPM, Inc., and senior executive leader at USPCI, Dr. Centofanti combines extensive business experience in the waste management industry with a drive for innovative technology which is critical for a waste management company.  In addition, his service in the government sector provides a solid foundation for the continuing growth of the Company, particularly within the Company's Nuclear business.  Dr. Centofanti's comprehensive understanding of the Company and his extensive knowledge of its history, coupled with his drive for innovation and excellence, positions our Board Chairman, President and Chief Executive Officer, to optimize our role in this competitive, evolving market.

Jack Lahav, Director Age: 64
Jack Lahav, a director since September 2001, is a private investor, specializing in launching and growing businesses. Mr. Lahav devotes much of his time to charitable activities, serving as president as well as board member of several charities.  Previously, Mr. Lahav founded Remarkable Products Inc. and served as its president from 1980 to 1993.  Mr. Lahav co-founded Lamar Signal Processing, Inc., a digital signal processing company, was president of Advanced Technologies, Inc., a robotics company, and director of Vocaltec Communications, Ltd., a publicly-traded telecom equipment provider.  From 2001 to 2004, Mr. Lahav served as Chairman of Quigo Technologies, Inc., a private search-engine marketing company acquired by AOL in December 2007. Mr. Lahav currently serves as Chairman of Phoenix Audio Technologies, a private company that provides audio communication solutions for VoIP and other internet applications, and Doclix Inc, a privately-held internet marketing company.

Having launched a number of successful businesses, Mr. Lahav has established a record of success in developing and growing a business. His "know how" enables him to provide important perspectives to the Board relating to a variety of business challenges.  His commitment to charitable organizations provides a unique component of a well-rounded Board.

Hon. Joe R. Reeder, Director Age: 65
Mr. Reeder, a director since April 2003, served as the Shareholder-in-Charge of the Mid-Atlantic Region (1999-2008) for Greenberg Traurig LLP, one of the nation's largest law firms, with 29 offices and over 1,800 attorneys worldwide. Currently a principal shareholder in the law firm, his clientele includes sovereign nations, international corporations, and law firms throughout the U.S.  As the 14th Undersecretary of the U.S. Army (1993-97), Mr. Reeder also served for three years as Chairman of the Panama Canal Commission's Board of Directors where he oversaw a multibillion-dollar infrastructure program.   He serves on the boards of the National Defense Industry Association (NDIA) (and chairs NDIA's Ethics Committee), the Armed Services YMCA, and many other private companies and charitable organizations. Following successive appointments by Governors Mark Warner and Tim Kaine, Mr. Reeder served seven years as Chairman of two Commonwealth of Virginia military boards and served ten years on the National USO board. Mr. Reeder is also a frequent television commentator on legal and national security issues.  Among other corporate positions, he has been a director since September 2005 for ELBIT Systems of America, LLC, a NASDAQ-listed company that provides product and system solutions focusing on defense, homeland security, and commercial aviation. Mr. Reeder also serves as a board member for Washington First Bank (since April 2004). Mr. Reeder was a member of the Corporate Advisory Board for ICX Technologies, a publicly traded company specializing in development and integration of advanced sensor technologies for homeland security and commercial applications, from April 2007 to July 2008.  A graduate of West Point who served in the 82nd Airborne Division following Ranger School, Mr. Reeder earned his J.D. from the University of Texas and his L.L.M. from Georgetown University.

Mr. Reeder has a distinguished career in providing solutions to complex issues involving substantial domestic and international concerns. He has demonstrated extensive knowledge and problem-solving background, which skills enhance the Board's ability to address challenging issues in the nuclear market.

Larry M. Shelton, Director Age: 59
Mr. Shelton, a director since July 2006, currently is the Chief Financial Officer (since 1999) of S K Hart Management, LC, an investment holding company.  In January 2013, Mr. Shelton was elected President of Pony Express Land Development, Inc. (an affiliate of SK Hart Management, LC), a privately-held land development company, for which he has served on the Board of Directors since December 2005. In March 2012, he was appointed Director and Chief Financial Officer of S K Hart Ranches (PTY) Ltd, a private South African Company involved in agriculture business. Mr. Shelton has over 18 years of experience as an executive financial officer for several waste management companies.  He was Chief Financial Officer of Envirocare of Utah, Inc. (1995–1999), and Chief Financial Officer of USPCI, Inc. (1982–1987).  Since July 1989, Mr. Shelton has served on the Board of Directors of Subsurface Technologies, Inc., a privately-held company specializing in providing environmentally sound innovative solutions for water well rehabilitation and development. Mr. Shelton has a B.A. in accounting from the University of Oklahoma.

With his years of accounting experience as Chief Financial Officer for various companies, including a number of waste management companies, Mr. Shelton combines extensive knowledge and understanding of accounting principles, financial reporting requirements, evaluating and overseeing financial reporting processes and business savvy.

Dr. Charles E. Young, Director Age: 82
Dr. Charles E. Young, a director since July 2003, currently serves as a director (since September 2011) of SteriMed, Inc., a privately held company in the medical waste business.  He was president of the University of Florida from November 1999 to January 2004 and chancellor of the University of California, Los Angeles (UCLA) for 29 years until his retirement in 1997.  He also was the President of Qatar Foundation from 2004 to November 2005.  In addition, from December 2009 to June 2010, he served as the Chief Executive Officer of the Los Angeles Museum of Contemporary Art.  Dr. Young has chaired the Association of American Universities, and served on numerous commissions, including the American Council on Education, the National Association of State Universities and Land-Grant Colleges, and the Business-Higher Education Forum.  Dr. Young served on the Board of Directors of I-MARK, Inc., a privately held software and professional services company from 1997 to 2012.  He previously served on the Board of Directors of Intel Corp. and Nicholas-Applegate Growth Equity Fund, Inc., as well as Fiberspace, Inc., a privately-held company that designs and manufacturers stabilized laser products, Student Advantage, Inc., an integrated media and commerce company, and AAFL Enterprises, a sports development company.   Dr. Young has a Ph.D. and M.A. in political science from UCLA and a B.A. from the University of California at Riverside.

Having presided over two major universities with multi-billion budgets, a major educational foundation, a world-renowned museum, and as a board member for a publicly-held multi-billion dollar corporation, Dr. Young brings unique perspectives and extensive experience to our Board.  His savvy in the process of policy making and long-term leadership development provides a valuable component of a well-rounded Board.

Mark A. Zwecker, Director Age: 62
Mark Zwecker, a director since the Company's inception in January 1991, currently serves as the Chief Financial Officer and a board member for JCI US Inc., a telecommunications company providing cellular service for machine to machine applications.  From 2006 to 2013, Mr.  Zwecker served as Director of Finance for Communications Security and Compliance Technologies, Inc., a software company developing security products for the mobile workforce.  From 1997 to 2006, Mr. Zwecker served as president of ACI Technology, LLC, an IT services provider, and from 1986 to 1998, he served as vice president of finance and administration for American Combustion, Inc., a combustion technology solution provider.  In 1983, with Dr. Centofanti, Mr. Zwecker co-founded a start-up, PPM, Inc., a hazardous waste management company. He remained with PPM, Inc. until its acquisition in 1985 by USPCI. Mr. Zwecker has a B.S. in Industrial and Systems Engineering from the Georgia Institute of Technology and an M.B.A. from Harvard University.

As a director since our inception, Mr. Zwecker's understanding of our business provides valuable insight to the Board.  With years of experience in operations and finance for various companies, including a number of waste management companies, Mr. Zwecker combines extensive knowledge of accounting principles, financial reporting rules and regulations, the ability to evaluate financial results, and understanding of financial reporting processes. He has an extensive background in operating complex organizations. Mr. Zwecker's experience and background position him well to serve as a member of our Audit Committee.

Dr. Gary Kugler, Nominee Age: 72
Dr. Gary Kugler currently serves as the Chairman of the Board of Director of Nuclear Waste Management Organization ("NWMO"), a position he has held since 2006.  NWMO was established under the Nuclear Fuel Waste Act (2002) to investigate and implement approaches for managing Canada's used nuclear fuel.  Dr. Kugler is also a current board member of Ontario Power Generation, Inc. ("OPG"), a position he has held since 2004.  OPG is one of Canada's largest electricity generation companies. Dr. Kugler has had an extensive career in the nuclear industry, both nationally and internationally.  He retired from Atomic Energy of Canada Limited ("AECL") as Senior Vice President, Nuclear Products & Services, in 2003, where he was responsible for all of AECL's commercial operations, including nuclear power plant sales and services world-wide.  During his 34 years with AECL, he held various project management, business development, and executive positions.  Prior to joining AECL, Dr. Kugler served as a pilot in the Canadian air force.  He holds a PH.D. in nuclear physics from McMaster University and is a graduate of the Directors Education Program of the Institute of Corporate Directors.

Dr. Kugler's extensive career in the nuclear industry, both nationally and internationally, brings valuable insight and knowledge to the Company as it expands its business internationally.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE SEVEN NOMINEES AS THE COMPANY'S DIRECTORS.

Board Independence
The Board of Directors has determined that each of Messrs. Lahav, Reeder, Shelton, Young, Zwecker and Kugler is an "independent director" within the meaning of applicable NASDAQ rules.  The Board considered the independence of the Company's use of Mr. Reeder's law firm from time to time in considering his independence, and determined that he should be deemed an independent director since the amount paid to Mr. Reeder's law firm was a nominal amount.

Dr. Centofanti is not considered to be an "independent director" because he serves as a senior executive of the Company.

Board Leadership Structure
Dr. Louis Centofanti, the Company's President and Chief Executive Officer, also holds the position of the Chairman of the Board.  The Company believes such structure currently promotes the best interests of our stockholders. Dr. Centofanti's extensive knowledge of the history of the Company, its customers, and his background in our complex and unique nuclear business, enables him to provide guidance to our Board with day to day and long-term strategic business recommendations and decisions which ultimately enhance shareholder value.

Although the Company's Amended and Restated Bylaws do not formally require the designation of an independent Lead Director in instances where the positions of Chairman and Chief Executive Officer are held by the same person, Mr. Mark Zwecker was appointed by our Board of Directors as the independent Lead Director in February 2010, and has served in such capacity since such time.  The Board believes that the Lead Director enhances the Board's ability to fulfill its responsibilities independently in the best interests of the Company's stockholders.  The Lead Director's role includes:

•	convening and chairing meetings of the non-employee directors as necessary from time to time and Board meetings in the absence of the Chairman of the Board;
•	acting as liaison between directors, committee chairs and management;
•	serving as information sources for directors and management; and
•	carrying out responsibilities as the Board may delegate from time to time.

Meetings and Committees of the Board of Directors
During 2012, the Board of Directors held eight meetings, which included four telephonic meetings.  No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and the committees on which he served during 2012.  The Company does not currently have a policy with respect to the attendance of its directors at annual meetings; however, the Company encourages each of its directors to attend whenever possible.  All members of our Board of Directors attended our 2012 Annual Meetings of Stockholders.  The Board of Directors has a standing Audit Committee, Compensation and Stock Option Committee, and Corporate Governance and Nominating Committee.

Audit Committee:
The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent auditor's qualifications and independence, the performance of the Company's internal audit function and independent auditor, and the Company's compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things:

•	appoints, evaluates, and approves the compensation of the Company's independent auditor;

•	pre-approves all auditing services and permitted non-audit services;

•	annually considers the qualifications and independence of the independent auditors;

•	reviews recommendations of independent auditors concerning the Company's accounting principles, internal controls, and accounting procedures and practices;

•	reviews and approves the scope of the annual audit;

•	reviews and discusses with the independent auditors the audited financial statements; and

•	performs such other duties as set forth in the Audit Committee Charter.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act, and is governed by an Audit Committee Charter.  A copy of the Audit Committee Charter is available on our website at www.perma-fix.com.  The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission of concerns by employees of the Company regarding accounting or auditing matters.

The Audit Committee members during 2012 were Mark A. Zwecker (Chairman), Larry M. Shelton, and Dr. Charles E. Young. The Board of Directors has determined that each of the three members of the Audit Committee is an "audit committee financial expert" as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The Audit Committee meets at least quarterly and at such additional times as necessary or advisable.  The Audit Committee held seven meetings during 2012.  All members of the Audit Committee are "independent" as that term is defined by the current NASDAQ listing standards.

Compensation and Stock Option Committee:
The Compensation and Stock Option Committee reviews and recommends to the Board of Directors the compensation and benefits of all of the Company's officers and reviews general policy matters relating to compensation and benefits of the Company's employees. The Committee also administers the Company's stock option plans.  The Compensation and Stock Option Committee does not have a charter.  The members of the Compensation and Stock Option Committee during 2012 were Jack Lahav (Chairman), Joe R. Reeder, and Dr. Charles E. Young.  The Compensation and Stock Option Committee held four meetings in 2012. All members of the Compensation and Stock Option Committee are "independent" as that term is defined by the current NASDAQ listing standards.

Corporate Governance and Nominating Committee:
The Corporate Governance and Nominating Committee recommends to the Board of Directors candidates to fill vacancies on the Board and the nominees for election as directors at each Annual Meeting of Stockholders.  In making such recommendation, the Corporate Governance and Nominating Committee takes into account information provided to them from the candidate, as well as the Corporate Governance and Nominating Committee's own knowledge and information obtained through inquiries to third parties to the extent the Corporate Governance and Nominating Committee deems appropriate. The Company's Amended and Restated Bylaws sets forth certain minimum director qualifications to qualify for nomination for elections as a Director.  To qualify for nomination or election as a director, an individual must:

•	be an individual at least 21 years of age who is not under legal disability;
•	have the ability to be present, in person, at all regular and special meetings of the Board of Directors;
•	not serve on the boards of more than three other publicly held companies;
•	satisfy the director qualification requirements of all environmental and nuclear commissions, boards or similar regulatory or law enforcement authorities to which the Corporation is subject so as not to cause the Corporation to fail to satisfy any of the licensing requirements imposed by any such authority;
•	not be affiliated with, employed by or a representative of, or have or acquire a material personal involvement with, or material financial interest in, any "Business Competitor" (as defined);
•	not have been convicted of a felony or of any misdemeanor involving moral turpitude; and
•	have been nominated for election to the Board of Directors in accordance with the terms of the Amended and Restated Bylaws.

In addition to the minimum director qualifications as mentioned above, each candidate's qualifications are also reviewed to include:

•	standards of integrity, personal ethics and value, commitment, and independence of thought and judgment;
•	ability to represent the interests of the Company's stockholders;
•	ability to dedicate sufficient time, energy and attention to fulfill the requirements of the position; and
•	diversity of skills and experience with respect to accounting and finance, management and leadership, business acumen, vision and strategy, charitable causes, business operations, and industry knowledge.

The Corporate Governance and Nominating Committee does not assign specific weight to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Corporate Governance and Nominating Committee does not have a formal policy for the consideration of diversity in identifying nominees for directors.  However, the Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.

Stockholder Nominees
The Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for membership on the Board of Directors from stockholders who meet each of the requirements set forth in the Amended and Restated Bylaws, including, but not limited to, the requirements that any such stockholder own at least 1% of the Company's shares of the Common Stock entitled to vote at the meeting on such election, has held such shares continuously for at least one full year, and continuously holds such shares through and including the time of the annual or special meeting.  Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors.  Any stockholder nomination ("Proposed Nominee") must comply with the requirements of the Company's Amended and Restated Bylaws and the Proposed Nominee must meet the minimum qualification requirements as discussed above.  For a nomination to be made by a stockholder, such stockholder must provide advance written notice to the Corporate Governance and Nominating Committee, delivered to the Company's principal executive office address (i) in the case of an Annual Meeting of Stockholders, no later than the 90th day nor earlier than the 120th day prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; and (ii) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the 10th day following the day on which public disclosure of the date of the Special Meeting of Stockholders was made.

The Corporate Governance and Nominating Committee will evaluate the qualification of the Proposed Nominee and the Proposed Nominee's disclosure and compliance requirements in accordance with the Company's Amended and Restated Bylaws. If the Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, determines that a nomination was not made in accordance with the Amended and Restated Bylaws, the Chairman of the Meeting shall declare the nomination defective and it will be disregarded.

Members of the Corporate Governance and Nominating Committee during 2012 were Joe R. Reeder (Chairman), Jack Lahav, and Larry Shelton.  The Corporate Governance and Nominating Committee meets at least quarterly and at such times as necessary or advisable and held four meetings in 2012.  The Corporate Governance and Nominating Committee is governed by a Corporate Governance and Nominating Committee Charter, which is available on our website at www.perma-fix.com.  All members of the Corporate Governance and Nominating Committee are "independent" as that term is defined by the current NASDAQ listing standards.

Research and Development Committee:
During 2012, we also had a standing Research and Development Committee (the "R&D Committee"), whose members included Mr. Robert L. Ferguson (Chairperson) and Dr. Louis Centofanti.

The R&D Committee outlines the structures and functions of the Company's research and development strategies, the acquisition and protection of the Company's intellectual property rights and assets, and provides its perspective on such matter to the Board of Directors.  The R&D Committee does not have a charter.

The R&D Committee was disbanded effective September 13, 2012, upon Mr. Ferguson's decision not to stand for re-election at the Company's 2012 Annual Meeting of Stockholders held on September 13, 2012.  However, Dr. Louis Centofanti, Board Chairman and Chief Executive Officer, leads a R&D management team in carrying out our R&D functions as noted above.   The R&D Committee held three meetings in 2012.

Risk Oversight by Our Board
The Board is responsible for understanding the risks the Company faces, what steps management is taking to manage those risks and if the steps taken are effective in managing those risks. It is also important that the Board understands what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, certain committees play an integral part in fulfilling the Board's oversight responsibilities in certain areas of risk.  In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee reviews and discusses with management and internal audit our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures at least quarterly and whenever warranted. The Compensation and Stock Option Committee strives to create incentives that do not encourage excessive risk-taking beyond the Company's ability to effectively identify and manage risk.  To monitor such risks, the Board receives regular updates from management of higher risk activities that we face, such as our closure policies and status of our pending litigation.  Each of our directors has access to our named executive officers and any other members of our management to discuss and monitor potential risks.

Code of Ethics
We have adopted a Code of Ethics that applies to all our executive officers, including our principal executive officer, principal financial officer, and controller.  Our Code of Ethics is available on our website at www.perma-fix.com.   If any amendments are made to the Code of Ethics or any grants of waivers are made to any provision of the Code of Ethics to any of our executive officers, we will promptly disclose the amendment or waiver and nature of such amendment of waiver on our website.

Compensation of Directors
Directors who are employees receive no additional compensation for serving on the Board of Directors or its committees. In 2012, we provided the following annual compensation to directors who are not employees:

•	on the date of our 2012 Annual Meeting, each of our five continuing non-employee directors was awarded options to purchase 12,000 shares of our Common Stock. The grant date fair value of each option award received by our non-employee directors was $0.71 per share, based on the date of grant, pursuant to Accounting Standards Codification ("ASC") 718, "Compensation – Stock Compensation;"
•	a quarterly director fee of $6,500. This quarterly fee was increased to $8,000 effective April 1, 2012;
•	an additional quarterly fee of $1,000 to the Chairman of our R&D Committee, which was disbanded on September 13, 2012;
•	an additional quarterly fee of $5,500 to the Chairman of our Audit Committee; and
•	a fee of $1,000 for each board meeting attendance and a fee of $500 for each telephonic conference call attendance.

Each director may elect to have 65% or 100% of such fees payable in Common Stock under the 2003 Outside Directors Stock Plan, with the balance payable in cash.

The table below summarizes the director compensation expenses recognized by the Company for the director option and stock (resulting from fees earned) awards for the year ended December 31, 2012.  The terms of the 2003 Outside Directors Stock Plan are further described below under "2003 Outside Directors Stock Plan."

Director Compensation

Name	Fees Earned or Paid In Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($) (1)	($) (2)	($) (3)	($)	($)	($)	($)

Dr. Louis F. Centofanti (5)	—	—	—	—	—	—	—
Mark A. Zwecker	20,300	50,266	8,520	—	—	—	79,086
Robert L. Ferguson (4)	9,918	24,559	—	—	—	—	34,477
Jack Lahav	—	46,668	8,520	—	—	—	55,188
Joe R. Reeder	12,775	31,633	8,520	—	—	—	52,928
Charles E. Young	12,600	31,200	8,520	—	—	—	52,320
Larry M. Shelton	12,775	31,633	8,520	—	—	—	52,928

(1)	Under the 2003 Outside Directors Stock Plan, each director elects to receive 65% or 100% of the director's fees in shares of our Common Stock. The amounts set forth above represent the portion of the director's fees paid in cash and excludes the value of the director's fee elected to be paid in Common Stock under the 2003 Outside Director Stock Plan, which value is included under "Stock Awards."

(2)	The number of shares of Common Stock comprising stock awards granted under the 2003 Outside Directors Stock Plan is calculated based on 75% of the closing market value of the Common Stock as reported on the NASDAQ on the business day immediately preceding the date that the quarterly fee is due. Such shares are fully vested on the date of grant. The value of the stock award is based on the market value of our Common Stock at each quarter end times the number of shares issuable under the award. The amount shown is the fair value of the Common Stock on the date of the award.

(3)	Options granted under the Company's 2003 Outside Director Stock Plan resulting from re-election to the Board of Directors on September 13, 2012. Options are for a 10 year period with an exercise price of $1.10 per share and are fully vested in six months from grant date. The value of the option award for each outside director is calculated based on the fair value of the option per share ($0.71) on the date of grant times the number of options granted, which was 12,000 for each director, pursuant to ASC 718, "Compensation – Stock Compensation." The following is the aggregate number of outstanding non-qualified stock options held by non-employee directors at December 31, 2012:

Options Outstanding as of
Name	December 12, 2012
Mark A. Zwecker	120,000
Jack Lahav	120,000
Joe R. Reeder	135,000
Charles E. Young	138,000
Larry M. Shelton	102,000

(4)	Elected not to stand for re-election at the Company's 2012 Annual Meeting of Stockholders held on September 13, 2012.

(5)	Dr. Centofanti, our Chief Executive Officer, does not receive additional compensation for his service as a director.

2003 Outside Directors Stock Plan
We believe that it is important for our directors to have a personal interest in our success and growth and for their interests to be aligned with those of our stockholders.  Therefore, under our 2003 Outside Directors Stock Plan ("2003 Directors Plan"), each outside director is granted a 10 year option to purchase up to 30,000 shares of Common Stock on the date such director is initially elected to the Board of Directors, and receives on each re-election date an option to purchase up to another 12,000 shares of Common Stock, with the exercise price being the fair market value of the Common Stock preceding the option grant date.  No option granted under the 2003 Directors Plan is exercisable until after the expiration of six months from the date the option is granted and no option shall be exercisable after the expiration of ten years from the date the option is granted.  Options to purchase 816,000 shares of Common Stock have been granted and are outstanding under the 2003 Directors Plan, of which 756,000 were vested as of December 31, 2012. As a management director, Dr. Centofanti is not eligible to participate in the 2003 Directors Plan.

Additionally, under the 2003 Directors Plan, each director who receives directors' fees may elect to receive either 65% or 100% of his fees in shares of our Common Stock.  The number of shares received by each director is calculated based on 75% of the fair market value of the Common Stock determined on the business day immediately preceding the date that the quarterly fee is due.  The balance of each director's fee, if any, is payable in cash.  In 2012, the fees earned by our outside directors totaled approximately $284,000.  Reimbursements of expenses for attending meetings of the Board are paid in cash at the time of the applicable Board meeting.  Although Dr. Centofanti is not compensated for his services provided as a director, Dr. Centofanti is compensated for his services rendered as an officer of the Company.  See "EXECUTIVE COMPENSATION — Summary Compensation Table."

As of the date of this Proxy Statement, we have issued 1,386,917 shares of our Common Stock in payment of director fees since the inception of the 2003 Directors Plan.

In the event of a "change of control" (as defined in the 2003 Directors Plan), each outstanding stock option and stock award shall immediately become exercisable in full notwithstanding the vesting or exercise provisions contained in the stock option agreement.

Communications with the Board
The Company's Board of Directors believes that it is important for the Company to have a process that enables stockholders to send communications to the Board.  Accordingly, stockholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to the Secretary of the Corporation, at 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350.  The mailing envelope must clearly indicate that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication."  All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or only certain specified individual directors.  The Secretary of the Corporation will make copies of all such letters and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation
During 2012, the Compensation and Stock Option Committee of our Board of Directors was composed of Jack Lahav (Chairperson), Joe Reeder, and Dr. Charles E. Young.  None of the members of the Compensation and Stock Option Committee has been an officer or employee of the Company or has had any relationship with the Company requiring disclosure under applicable Securities and Exchange Commission regulations in 2012.

Family Relationships
There are no family relationships between any of the Company's existing directors, executive officers, or persons nominated or chosen to become a director or executive officer.  Dr. Centofanti is the only director who is a Company employee.

Certain Relationships and Related Transactions
Audit Committee Review
Our Audit Committee Charter provides for the review by the Audit Committee of any related party transactions, other than transactions involving an employment relationship with the Company, which are reviewed by the Compensation and Stock Option Committee. Although we do not have written policies for the review of related party transactions, the Audit Committee reviews transactions between the Company and its directors, executive officers, and their respective immediate family members. In reviewing a proposed transaction, the Audit Committee takes into account, among other factors it deems appropriate:

(1)	the extent of the related person's interest in the transaction;
(2)	whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
(3)	the cost and benefit to the Company;
(4)	the impact or potential impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;
(5)	the availability of other sources for comparable products or services;
(6)	the terms of the transaction; and
(7)	the risks to the Company.

Related party transactions are reviewed by the Audit Committee prior to the consummation of the transaction.  With respect to a related party transaction arising between Audit Committee meetings, the Chief Financial Officer may present it to the Audit Committee Chairman, who will review and may approve the related party transaction subject to ratification by the Audit Committee at the next scheduled meeting. Our Audit Committee shall approve only those transactions that, in light of known circumstances are not inconsistent with the Company's best interest.

Related Party Transactions

Robert Screiber, Jr.  During March 2011, we entered into a lease with Lawrence Properties LLC, a company jointly owned by Robert Schreiber, Jr., the President of Schreiber, Yonley and Associates, and Mr. Schreiber's spouse.  Mr. Schreiber is a member of our executive management team.  The lease is for a term of five years starting June 1, 2011.  Under the lease, we pay monthly rent of approximately $11,400, which we believe is lower than costs charged by unrelated third party landlords.  Additional rent will be assessed for any increases over the new lease commencement year for property taxes or assessments and property and casualty insurance premiums.

David Centofanti.  Mr. David Centofanti serves as our Director of Information Services.  For such services, he received total compensation in 2012 of approximately $165,000. Mr. David Centofanti is the son of our Chief Executive Officer and Chairman of our Board, Dr. Louis F. Centofanti.  We believe the compensation received by Mr. Centofanti for his technical expertise which he provides to the Company is competitive and comparable to compensation we would have to pay to an unaffiliated third party with the same technical expertise.

Robert L. Ferguson.  Mr. Robert Ferguson was nominated to serve as a Director in connection with the closing of our June 2007 acquisition of Nuvotec USA, Inc. ("Novotec," now known as Perma-Fix Northwest, Inc.) and Novotec's wholly owned subsidiary, Pacific EcoSolutions, Inc. ("PEcoS" now known as Perma-Fix Northwest Richland, Inc.), and subsequently elected as a Director at our Annual Meeting of Stockholders held in August 2007. At the time of the acquisition, Mr. Ferguson was the Chairman and Chief Executive Officer of Nuvotec, and the owner, individually or through entities controlled by him, of approximately 21.29% of Nuvotec's outstanding common stock. Mr. Ferguson served as a Director of the Company until his resignation in February 2010.  Mr. Ferguson was reelected to the Board at our 2011 Annual Meeting of Stockholders and served until September 2012, at which time he elected not to stand for reelection.

Pursuant to the terms of the Merger Agreement among the Company, Nuvotec, PEcoS and our wholly owned subsidiary, the merger consideration payable to Mr. Ferguson (or entities controlled by him) included:

(a)	a total of $224,560 cash and 192,783 shares of our Common Stock, which was paid in July 2007; and

(b)	21.29% of an aggregate earn-out amount of $4,552,000, based on the annual revenues of our nuclear business (as defined) over the four year period ended on June 30, 2011. The aggregate earn-out amount was paid as follows:

(i)	an aggregate $2,574,000 in earn-out amount was paid in cash; and

(ii)	we issued a promissory note, dated September 28, 2010, in the principal amount of $1,322,000, which provided for 36 equal monthly payments of $40,000, consisting of interest (annual interest rate of 6%) and principal, starting October 15, 2010.

The total $3,896,000 in earn-out amount paid to date or to be paid pursuant to the promissory note excludes approximately $656,000 in Offset Amount, which represents potential indemnification obligations (as defined by the Merger Agreement) which may be payable to the Company by the former shareholders of Nuvotec.  Pursuant to the Merger Agreement, the aggregate amount of any Offset Amount may total up to $1,000,000, except an Offset Amount is unlimited as to indemnification relating to liabilities for taxes, misrepresentation or inaccuracies with respect to the capitalization of Nuvotec or PEcoS or for willful or reckless misrepresentation of any representation, warranty or covenant.

During 2011, Mr. Ferguson acquired from Mr. William Lampson, another former Nuvotec stockholder, one-half of a Warrant (the "Lampson Warrant") for the purchase up to 135,000 of the Company's Common Stock at $1.50 per share.   We originally issued the Lampson Warrant to Mr. Lampson as consideration for a loan in the principal amount of $3,000,000 on May 8, 2009, from Mr. Lampson and Mr. Diehl Rettig (who is deceased). The terms of the loan were amended on April 18, 2011, to provide that the remaining principal balance of $990,000 is payable in 12 monthly principal payments plus accrued interest starting May 8, 2011.  In connection with the loan amendment, the expiration date of the Lampson Warrant was extended one year to May 8, 2012.  As a result of the acquisition of one-half of the Lampson Warrant by Mr. Ferguson, Mr. Ferguson and Mr. Lampson each held a Warrant for the purchase of up to 67,500 shares of Common Stock at $1.50 per share and with an expiration date of May 8, 2012. The warrants expired unexercised on May 8, 2012.

We are currently in discussions with Mr. Ferguson and Mr. Lampson regarding a proposed $3,000,000 loan to the Company.  Although the proposed loan transaction may not be consummated, it currently is anticipated that the loan, if effected, would be at a fixed interest rate of 2.99% per annum, will be unsecured and will be for a three-year term, with interest only payable during the first year.  If the loan transaction is consummated, each of Messrs. Ferguson and Lampson will receive at closing 225,000 shares of our Common Stock, as well as warrants to purchase 175,000 shares of our Common Stock, at an exercise price equal to the closing price of the Common Stock on the closing date of the loan transaction.  The 450,000 shares of Common Stock and 350,000 Common Stock purchase warrants, if issued, will be issued in a private placement and bear a restrictive legend against resale except in a transaction registered under the Securities Act or in a transaction exempt from registration thereunder.  The warrants, which cannot be exercised for six months from the closing date of the transaction, will expire on the third anniversary of the closing.  The proposed loan transaction is subject to the approval and consent of our secured lender, as well as Audit Committee review and Board approval.

Mr. Ferguson elected not to stand for re-election at our 2012 Annual Meeting of Stockholders.

Christopher Leichtweis.  The Company is obligated to make lease payments of approximately $29,000 per month through June 2018, pursuant to a Lease Agreement, dated June 1, 2008 (the "Lease"), between Leichtweis Enterprises, LLC, as lessor, and Safety & Ecology Holdings Corporation ("SEHC"), as lessee. Leichtweis Enterprises, LLC, is owned by Mr. Christopher Leichtweis ("Leichtweis"), who was named a Senior Vice President of the Company and President of Safety and Ecology Corporation upon the acquisition of SEHC and its subsidiaries (collectively, "SEC") by the Company from Timios National Corporation ("TNC" – formerly known as Homeland Capital Security Corporation) on October 31, 2011.  The Lease covers SEHC's principal offices in Knoxville, Tennessee.  Effective May 24, 2013, Mr. Leichtweis voluntarily terminated and retired as an employee of the Company, Senior Vice President of the Company and President of SEC.

Under an agreement of indemnity ("Indemnification Agreement"), SEC, Leichtweis and his spouse ("Leichtweis Parties"), jointly and severally, agreed to indemnify the individual surety with respect to contingent liabilities that may be incurred by the individual surety under certain of SEC's bonded projects.  In addition, SEC agreed to indemnify the Leichtweis Parties against judgments, penalties, fines, and expense associated with those SEC performance bonds that the Leichtweis Parties have agreed to indemnify in the event SEC cannot perform, which has an aggregate bonded amount of approximately $10,900,000.  The Indemnification Agreement provided by SEC to the Leichtweis Parties also provides for compensating the Leichtweis Parties at a rate of 0.75% of the value of bonds (60% having been paid previously and the balance at substantial completion of the contract).  On February 14, 2013, the Company entered into a Settlement and Release Agreement and Amendment to Employment Agreement (the "Leichtweis Settlement), in final settlement of certain indemnification claims made by us against Leichtweis in connection with certain claims asserted by the Company against TNC subsequent to our acquisition of SEC on October 31, 2011. The Leichtweis Settlement terminated our obligation to pay the Leichtweis Parties a fee under the Indemnification Agreement.

Leichtweis' position as an officer of the Company, and his employment agreement in connection therewith, was terminated effective May 24, 2013.  (see "—Employment Agreements," below, and "EXECUTIVE COMPENSATION--Employment Agreements" elsewhere in this Proxy Statement for further information on the termination of the Leichtweis Employment Agreement).

Employment Agreements
We have an employment agreement with each of Dr. Centofanti (our President and Chief Executive Officer), Ben Naccarato (our Chief Financial Officer), and James Blankenhorn (our Chief Operating Officer).  Each employment agreement provides for annual base salaries, bonuses, and other benefits commonly found in such agreements. In addition, each employment agreement provides that in the event of termination of such officer without cause or termination by the officer for good reason (as such terms are defined in the employment agreement), the terminated officer shall receive payments of an amount equal to benefits that have accrued as of the termination but not yet paid, plus an amount equal to one year's base salary at the time of termination.  In addition, the employment agreements provide that in the event of a change in control (as defined in the employment agreements), all outstanding stock options to purchase our Common Stock granted to, and held by, the officer covered by the employment agreement to be immediately vested and exercisable.

The Company also had an employment agreement with Christopher Leichtweis (the "Leichtweis Employment Agreement"), containing substantially the terms described above with respect to the employment agreements of Messrs. Centofanti, Naccarato and Blankenhorn. On May 14, 2013, the Company entered into a Separation and Release Agreement with Mr. Leichtweis, which terminated Mr. Leichtweis' employment with the Company and his position as an officer of the Company effective May 24, 2013, and voided the Leichtweis Employment Agreement (except for the "Confidentiality of Trade Secrets and Business Information ("Section 7") clause).  Leichtweis' termination was not "for cause" by the Company nor "for good reason" by Mr. Leichtweis (as defined in the Leichtweis Employment Agreement). See "EXECUTIVE COMPENSATION--Employment Agreements" elsewhere in this Proxy Statement for further information on termination of the Leichtweis Employment Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, and the regulations promulgated thereunder require our executive officers and directors and beneficial owners of more than 10% of our Common Stock to file reports of ownership and changes of ownership of our Common Stock with the Securities and Exchange Commission, and to furnish us with copies of all such reports.  Based solely on a review of the copies of such reports furnished to us and written information provided to us, we believe that during 2012 none of our executive officers, directors, or beneficial owners of more than 10% of our Common Stock failed to timely file reports under Section 16(a), except Mr. Joe Reeder, who inadvertently failed to timely file two Form 4's to report five transactions.

Audit Committee Report
The Audit Committee is responsible for providing independent objective oversight of the Company's accounting functions and internal controls.  In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

•	The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 31, 2012.

•	The Audit Committee has discussed with BDO USA, LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communications with Audit Committees"), as modified or supplemented.

•	The Audit Committee has received the written disclosures and the letter from BDO USA, LLP, required by Public Company Accounting Oversight Board ("PCAOB") Rule 3526, "Communication with Audit Committees Concerning Independence," as modified or supplemented, and has discussed with BDO USA, LLP, the independent registered public accounting firm's independence.

In connection with the Audit Committee's discussion with BDO USA, LLP, as described above, the Audit Committee discussed and considered the nature and scope of the non-audit services performed by BDO USA, LLP for the year ended December 31, 2012, and determined that the audit and non-audit services provided by BDO USA, LLP were compatible with maintaining the independence of BDO USA, LLP.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.  The Audit Committee also appointed BDO USA, LLP as the Company's independent registered public accounting firm for 2013.

This report is submitted on behalf of the members of the Audit Committee:

Mark Zwecker (Chairman)
Larry Shelton
Dr. Charles E. Young

The Report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall it be incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICERS
The following table sets forth, as of the date hereof, information concerning our executive officers:

NAME	AGE	POSITION
Dr. Louis F. Centofanti	70	Chairman of the Board, President and Chief Executive Officer
Mr. Ben Naccarato	50	Chief Financial Officer, Vice President, and Secretary
Mr. James A. Blankenhorn	48	Chief Operating Officer, Vice President
Mr. Robert Schreiber, Jr.	62	President of Schreiber, Yonley & Associates ("SYA"), a subsidiary of the Company, and Principal Engineer
Mr. Christopher P. Leichtweis	53	President of SEC, Senior Vice President of the Company (Effective May 24, 2013, Mr. Leichtweis voluntarily terminated and retired from all positions with the Company and its subsidiaries)

Dr. Louis F. Centofanti
See "Election of Directors" for further information on Dr. Centofanti.

Mr. Ben Naccarato
Mr. Naccarato has served as the Chief Financial Officer since February 26, 2009.  Mr. Naccarato joined the Company in September 2004 and served as Vice President, Finance of the Company's Industrial Segment until May 2006, when he was named Vice President, Corporate Controller/Treasurer.  Prior to joining the Company in September 2004, Mr. Naccarato was the Chief Financial Officer of Culp Petroleum Company, Inc., a privately held company in the fuel distribution and used waste oil industry from December 2002 to September 2004.  Mr. Naccarato is a graduate of University of Toronto having received a Bachelor of Commerce and Finance Degree and is a Certified Management Accountant.

Mr. James A. Blankenhorn
Mr. Blankenhorn was appointed by the Company's Board of Directors on February 18, 2011 as the Company's Chief Operating Officer.  Mr. Blankenhorn's employment with the Company became effective on June 1, 2011.  Mr. Blankenhorn has 24 years of experience in the nuclear industry supporting U. S. Department of Defense programs, and the Department of Energy's Environmental Management and National Nuclear Security Administration programs.  Prior to joining Perma-Fix, Mr. Blankenhorn served as the deputy project manager for the West Valley Environmental Services, LLC, in western New York where he directed a staff of 360 in the deactivation, decommissioning and clean-up of facilities at West Valley.  From 2008 to early 2010, Mr. Blankenhorn was program director with Los Alamos National Security, LLC, responsible for the Waste Disposition Project at the Los Alamos National Laboratory where he supervised 440 people and was responsible for improving performance and achieving cost savings while developing a long term strategy for legacy wastes.  Mr. Blankenhorn has also served in a variety of senior management positions at URS Corporation, a publicly traded Company which provides engineering, construction, and technical services for public agencies and private sectors. Since 1986, Mr. Blankenhorn has been an officer in the U.S. Army (promoted to Colonel) and Army Reserve serving in leadership positions within the U.S. Army Nuclear, Biological, Chemical and Radiological program.  Mr. Blankenhorn holds a Master of Strategic Studies from the U.S. Army War College, a Master of Science degree – Environmental/Hazardous Waste Management from National Technological University, and a Bachelor of Science degree – Chemistry from the Florida Institute of Technology.

Mr. Robert Schreiber, Jr.
Mr. Schreiber has served as President of SYA since the Company acquired the environmental engineering firm in 1992. Mr. Schreiber co-founded the predecessor of SYA, Lafser & Schreiber in 1985, and held several executive roles in the firm until our acquisition of SYA.  From 1978 to 1985, Mr. Schreiber was the Director of Air programs and all environmental programs for the Missouri Department of Natural Resources. Mr. Schreiber provides technical expertise in wide range of areas including the cement industry, environmental regulations and air pollution control.  Mr. Schreiber has a B.S. in Chemical Engineering from the University of Missouri – Columbia.

Mr. Christopher P. Leichtweis
Mr. Leichtweis was appointed Senior Vice President of the Company and President of SEC upon the closing of the acquisition of SEC by the Company on October 31, 2011. Prior to the acquisition, Mr. Leichtweis served as founder, President and CEO of SEC since 1991. From 2008 until the acquisition, he served as President and Director of SEC's parent (public) company Homeland Security Capital Corporation (now known as Timios National Corporation).

On May 14, 2013, Mr. Leichtweis voluntarily terminated and retired from all positions with the Company and its subsidiaries, effective May 24, 2013.  Such termination was not "for cause" by the Company nor "for good reason" by Mr. Leichtweis (as defined in the Leichtweis Employment Agreement).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Our long-term success depends on our ability to efficiently operate our facilities, increase the profitability of our business, evaluate strategic acquisitions, and to continue to research and develop innovative technologies in the treatment of nuclear waste, mixed waste, and industrial waste.  To achieve these goals, it is important that we be able to attract, motivate, and retain highly talented individuals who are committed to our values and goals.

The Compensation and Stock Option Committee (for purposes of this analysis, the "Compensation Committee") of the Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee ensures that the total compensation paid to Dr. Louis F. Centofanti, our Chief Executive Officer or "CEO," Ben Naccarato, our Chief Financial Officer or "CFO," Jim Blankenhorn, our Chief Operating Officer or "COO," Robert Schreiber, President of SYA or "SYA President," and Christopher Leichtweis, Senior Vice President and President of SEC or "SEC President" (who voluntarily terminated and retired from all positions with the Company and its subsidiaries effective May 24, 2013) (together, our named executive officers or "NEOs") is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to the NEOs are similar to those provided to other executive officers at similar sized companies and industries.

Compensation Philosophy and Objectives
The Compensation Committee bases its executive compensation program on our performance objectives.  The Compensation Committee evaluates both executive performance and compensation to ensure that we maintain our ability to attract superior employees in key positions and to remain competitive relative to the compensation paid to similarly situated executives of our peer companies.  The Compensation Committee believes executive compensation packages provided to our executives, including the NEOs, should include both cash and equity-based compensation that provide rewards for performance. The Compensation Committee bases it executive compensation program on the following philosophy:

•	Compensation should be based on the level of job responsibility, executive performance, and company performance.

•	Executive officers' pay should be more closely linked to company performance than that of other employees because the executive officers have a greater ability to affect our results.

•	Compensation should be competitive with compensation offered by other companies (subject to size and revenues) that compete with us for talented individuals.

•	Compensation should reward performance.

•	Compensation should motivate executives to achieve our strategic and operational goals.

Role of Executive Officers in Compensation Decisions
The Compensation Committee makes all compensation decisions for the NEOs and equity awards to all of our officers. Decisions regarding the non-equity compensation of other officers are made by the Compensation Committee, based on the recommendations of the CEO.

The CEO annually reviews the performance of each of the NEOs (other than the CEO whose performance is reviewed by the Compensation Committee).  Based on such reviews, the CEO presents a recommendation to the Compensation Committee, which may include salary adjustments, bonus and equity-based awards.  The Compensation Committee considers such recommendation in light of the compensation philosophy and objectives described above and the processes described below.  Based on its analysis, the Compensation Committee exercises its discretion in accepting or modifying all such recommendations. The CEO is not present during the voting or deliberations of the Compensation Committee with respect to the CEO's compensation.

The Compensation Committee's Processes
The Compensation Committee has established certain processes designed to achieve our annual executive compensation objectives.  These processes include the following:

•	Company Performance Assessment; MIP. The Compensation Committee assesses our performance in order to establish compensation ranges and, as described below, to establish specific performance measures that determine incentive compensation under the Management Incentive Plan ("MIP") established for each of our NEOs. For this purpose, the Compensation Committee considers numerous measures of performance of both us and industries with which we compete, including, but not limited to, revenue, net income, EBITDA (earnings before interest, taxes, depreciation, and amortization), and gross profit.

•	Individual Performance Assessment. Because the Compensation Committee believes that an individual's performance should effect an individual's compensation, the Compensation Committee seeks to encourage and reward each NEO based on achievement of individual performance goals, in addition to overall company performance measures mentioned above. With respect to the CEO and COO, compensation is also awarded based on qualitative measures such as maintaining the safety of our facilities as well maintaining permit compliance. With respect to the CFO, the Compensation Committee takes into account improvements made in accounting and financial processes such as maintaining Sarbanes-Oxley Act of 2002 ("SOX") and Securities and Exchange Commission compliance, improving accounts receivable ("AR") targets, system integration, and centralization and automation of the Company's systems. In designing the compensation plan for the NEO, the Compensation Committee believes individual measures result in short and long term value to stockholders. The Compensation Committee also considers input of, and the performance analysis provided by, the CEO when designing the compensation plan for the other NEOs. The Compensation Committee believes that the CEO's daily interactions with the other NEOs provide valuable insight regarding the contributions made by the other NEOs. With respect to all NEOs, the Compensation Committee also exercises its judgment based on its interactions with the particular NEO, such officer's contribution to our performance and other leadership achievements.

•
Peer Group Assessment.  The Compensation Committee compares our compensation program with a group of companies against which the Compensation Committee believes we compete for talented individuals (the "Peer Group").  The composition of the Peer Group is periodically reviewed and updated by the Compensation Committee.  The companies currently comprising the Peer Group are Clean Harbors, Inc., American Ecology Corporation, and EnergySolutions, Inc., each of which is a waste disposal/management company.  The Compensation Committee considers the Peer Group's executive compensation programs as a whole and the compensation of individual officers in the Peer Group, if job responsibilities are meaningfully similar.  When comparing the Peer Group's executive compensation programs to our programs, the Compensation Committee considers that the companies within this Peer Group have substantially greater revenues than our Company, as well as subjective factors with respect to each of our NEOs.  These individual subjective factors include the relative level of experience of each executive officer, the general responsibilities of each executive officer, and the relative capitalization and revenues of the Peer Group members.

The Compensation Committee believes that the Peer Group comparison assists it in attempting to structure an executive compensation program that is competitive with other companies in the industry, subject to size and revenues of companies within the Peer Group. This process was undertaken in 2012 to assist the Compensation Committee in determining the base salary for our CEO, COO, and CFO.  Although our Compensation Committee makes a comparison to the Peer Group compensation, the Compensation Committee does not use the Peer Group as a benchmark for compensation of the NEOs.  Instead, the Compensation Committee considers the following when reviewing the Peer Group compensation information:

•	The Compensation Committee understands that our competitors generally have greater capital resources than we do and are larger businesses than we are; as a result, the Compensation Committee does not attempt to match the compensation packages offered by the Peer Group or to set our compensation packages at a certain percentage or other objective target level as compared to members of the Peer Group;

•	The Compensation Committee considers what compensation package is expected to enable us to compete for talented individuals given the opportunities and compensation offered by us; and

•	Our executive compensation will necessarily fall below (and sometimes significantly below) the compensation offered by members of the Peer Group due to our limited resources as compared to the resources of members of the Peer Group.

As described above, the Compensation Committee (along with our CEO) reviews the publicly available compensation disclosures of the Peer Group.  However, when making its own annual compensation decisions, the Compensation Committee currently has no policy for setting our compensation levels based on or as compared to the compensation practices of such Peer Group members.  Accordingly, the Company does not believe that benchmarking is currently material to the Company's compensation policies and decisions.

The executive compensation program for our SEC President was negotiated as part of our acquisition of SEC in October 2011.  On May 14, 2013, the Company entered into a Separation and Release Agreement with the SEC President which terminated the voided the Leichtweis Employment Agreement and MIP   (see "Employment Agreement" and "MIPs" below regarding termination of these agreements and payments made to the SEC President upon his voluntary termination and retirement from the Company effective May 24, 2013 ).

Employment Agreements
The Company entered into employment agreements on August 24, 2011 with our CEO, COO, and CFO, which were approved by the Compensation Committee and Board.  These agreements provided that (a) Dr. Centofanti, CEO, was entitled to receive an annual base salary of $263,218; (b) Mr. Blankenhorn, COO, was entitled to receive an annual base salary of $245,000; and (c) Mr. Naccarato, CFO, was entitled to receive an annual base salary of $208,000.  The base salary is subject to adjustment as determined by the Compensation Committee (see 2012 base salary adjustment of the CEO, COO, and CFO in "2012 Management Incentive Plans" below).  In connection with the closing of our acquisition of SEC, on October 31, 2011, we entered into an employment agreement with Mr. Christopher Leichtweis ("Leichtweis"), which was approved by the Compensation Committee and Board.  Leichtweis, who prior to the acquisition was an officer and director of SEC's former parent company (Homeland Security Capital Corporation now known as Timios National Corporation or "TNC"), was appointed as the SEC President and a senior vice president of the Company.  The SEC President's employment agreement provided that he was entitled to receive an annual base salary of $324,480.  The base salary is subject to adjustment as determined by the Compensation Committee.  The employment agreements with our CEO, COO, CFO and SEC President are collectively referred to as the "Employment Agreements."

In addition to base salary, each of these NEOs is entitled to participate in the Company's benefits plans and to any performance compensation payable under an individual Management Incentive Plan ("MIP") for the CEO, CFO, COO, and SEC President (see "2012 Management Incentive Plans (MIPs)" and "2013 MIP" below).

Each of the Employment Agreements is effective for three years, except the term for the SEC President was four years.  Each Employment Agreement may be terminated prior to its expiration by the Company with or without "cause" (as defined below) or by the executive officer for "good reason" (as defined below) or any other reason.  If the NEO's employment is terminated due to death, disability or for cause, we will pay to the NEO or to his estate a lump sum equal to the sum of any unpaid base salary through the date of termination and any benefits otherwise due at that time under any employee benefit plan, excluding any severance program or policy (the "Accrued Amounts").

If the NEO terminates his employment for "good reason" or is terminated without cause, we will pay the NEO a sum equal to the total Accrued Amounts, plus one year of full base salary.  If the NEO terminates his employment for a reason other than for good reason, we will pay to him the amount equal to the Accrued Amounts.  If there is a Change in Control (as defined below), all outstanding stock options to purchase common stock held by the NEO will immediately become vested and exercisable in full.  The amounts payable with respect to a termination (other than base salary and amounts otherwise payable under any Company employee benefit plan) are payable only if the termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h)).

"Cause" is generally defined in each of the Employment Agreements as follows:

•	the ultimate conviction (after all appeals have been decided) of the executive by a court of competent jurisdiction, or a plea of nolo contendrere or a plea of guilty by the executive, to a felony involving a moral practice or act;

•	willful or gross misconduct or gross neglect of duties by the executive, which is injurious to the Company. Failure of the executive to perform his duties due to disability shall not be considered gross misconduct or gross neglect of duties;

•	act of fraud or embezzlement against the Company; and

•	willful breach of any material provision of the employment agreement.

"Good reason" is generally defined in each of the Employment Agreements as follows:

•	assignment to the executive of duties inconsistent with his responsibilities as they existed during the 90-day period preceding the date of the employment agreement, including status, office, title, and reporting requirement;

•	any other action by the Company which results in a reduction in (i) the compensation payable to the executive, or (ii) the executive's position, authority, duties, or other responsibilities without the executive's prior approval;

•	the relocation of the executive from his base location on the date of the employment agreement, excluding travel required in order to perform the executive's job responsibilities;

•	any purported termination by the Company of the executive's employment otherwise than as permitted by the agreement; and

•	any material breach by the Company of any provision of the employment agreement, except that an insubstantial or inadvertent breach by the Company which is promptly remedied by the Company after receipt of notice by the executive is not considered a material breach.

"Change in Control" is generally defined in each of the Employment Agreements as follows:

•	a transaction in which any person, entity, corporation, or group (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange (other than the Company, or a profit sharing, employee ownership or other employee benefit plan sponsored by the Company or any subsidiary of the Company): (i) will purchase any of the Company's voting securities (or securities convertible into such voting securities) for cash, securities or other consideration pursuant to a tender offer, or (ii) will become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly (in one transaction or a series of transactions), of securities of the Company representing 50% or more of the total voting power of the then outstanding securities of the Company ordinarily having the right to vote in the election of directors; or

•	a change, without the approval of at least two-thirds of the Board of Directors then in office, of a majority of the Company's Board of Directors; or

•	the Company's execution of an agreement for the sale of all or substantially all of the Company's assets to a purchaser which is not a subsidiary of the Company; or

•	the Company's adoption of a plan of dissolution or liquidation; or

•	the Company's closure of the facility where the executive works; or

•	the Company's execution of an agreement for a merger or consolidation or other business combination involving the Company in which the Company is not the surviving corporation, or, if immediately following such merger or consolidation or other business combination, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who are stockholders of the Company immediately prior to such merger or consolidation or other business combination; or

•	such event that is of a nature that is required to be reported in response to Item 5.01 of Form 8-K.

On February 14, 2013, the Company entered into a Settlement and Release Agreement and Amendment to Employment Agreement (the "Leichtweis Settlement), in final settlement of certain claims made by us against Leichtweis in connection with Disputed Claims asserted by us against TNC subsequent to the acquisition of SEC.  The Leichtweis Settlement amended Leichtweis's employment agreement ("Leichtweis Employment Agreement") which reduced the base salary of Leichtweis by $30,000 per year commencing the earlier occurrence of (i) the date the Company files its 2012 Form 10-K with the Securities and Exchange Commission, or (ii) April 1, 2013, and continuing for a period of three years from such date (or, if the Leichtweis's Employment Agreement is earlier terminated, through the date of such earlier termination).  The Company filed its 2012 Form 10-K on March 22, 2013.

On May 14, 2013, the Company entered into a Separation and Release Agreement ("Agreement") with Leichtweis.  Pursuant to the Agreement:

(i)	effective May 24, 2013 ("Separation Date"), Leichtweis voluntarily terminated and retired as an employee of the Company, Senior Vice President of the Company and President of SEC;

(ii)	the Leichtweis Employment Agreement dated October 31, 2011 between the Company and Leichtweis was terminated in all respects, except for the "Confidentiality of Trade Secrets and Business Information" ("Section 7") clause of the Leichtweis Employment Agreement. No severance and Special Bonus (as defined in the Leichtweis Employment Agreement) were payable to Leichtweis under the Leichtweis Employment Agreement. Leichtweis was paid all accrued salary, vacation and any benefit under the employee's benefit plan to Separation Date. Leichtweis' voluntary termination of employment with the Company was for reasons other than for "Good Reason" (as defined by Leichtweis Employment Agreement) and is within the meaning of Treasury Regulation § 1.409A-1(h)(1) as of the Separation Date;

(iii)	the Management Incentive Plan ("MIP") effective as of November 1, 2011, as amended on July 12, 2012 (see "2012 Management Incentive Plans" below for further information regarding this plan), for the benefit of Leichtweis was forfeited and cancelled. No payment was payable under the MIP as of the Separation Date;

(iv)	A nonqualified stock option (the "Option") granted to Leichtweis on October 31, 2011, which provided for the purchase of up to 250,000 shares of the Company's Common Stock at $1.35 per share pursuant to the Leichtweis Employment Agreement, was forfeited. Within 30 days after Separation Date, Leichtweis had the option to exercise 62,500 options (amount vested) to purchase 62,500 shares of the Company's common stock, which he elected not to exercise;

(v)	the Company generally released Leichtweis from and against all claims against Leichtweis under the Leichtweis Employment Agreement except for claims against Leichtweis under "Section 7" of the Employment Agreement; and

(vi)	Leichtweis released the Company and its subsidiaries and all of their representatives, officers, directors, employees and affiliates from and against any and all Claims (as defined in the Agreement).

In connection with the Agreement, the Company also entered into a Consulting Services Agreement ("Consulting Agreement") with Leichtweis, dated May 24, 2013 and terminating on July 23, 2014, unless sooner terminated by either party with prior 30 days' written notice.  The Consulting Agreement provides for compensation at an hourly rate of $135 and reasonable travel and other expenses.  Pursuant to the Consulting Agreement, Leichtweis will be subject to a fourteen months confidentiality and non-compete agreement (as defined) from date of execution of the Consulting Agreement.  On June 1, 2013, Leichtweis provided the Company with written notice of termination of the Consulting Agreement.

Potential Payments upon Termination or Change-in-Control
The following table sets forth the potential (estimated) payments and benefits to which our NEOs would be entitled under the Employment Agreements upon termination of employment or following a Change in Control, assuming each circumstance described below occurred on December 31, 2012.

The following table sets forth the potential (estimated) payments and benefits to which Dr. Centofanti, Mr. Jim Blankenhorn, Mr. Leichtweis, and Mr. Naccarato would have been entitled upon termination of employment or following a Change in Control of the Company, as specified under each employment agreement with the Company, assuming each circumstance described below occurred on December 31, 2012, the last day of our fiscal year.

				Termination by
				Executive for Good
Name and Principal Position	Disability,			Reason or by
	Death,			Company Without		Change in Control
Potential Payment/Benefit	or For Cause			Cause		of the Company

Dr. Louis Centofanti
Chairman of the Board,
President and Chief Executive
Officer
Severance	$	──		$271,115		$	──
Stock Options	$	──	(1)	$ ──	(1)	$	──	(2)

Ben Naccarato
Chief Financial Officer
Severance	$	──		$214,240		$	──
Stock Options	$	──	(1)	$ ──	(1)	$	──	(2)

Jim Blankenhorn
Chief Operating Officer
Severance	$	──		$252,350		$	──
Stock Options	$	──	(1)	$ ──	(1)	$	──	(2)

Christopher Leichtweis (3)
SVP and SEC President
Severance	$	──		$324,480		$	──
Stock Options	$	──	(1)	$ ──	(1)	$	──	(2)

(1)	Benefit is estimated to be zero since the number of stock options vested that were in-the-money as of December 31, 2012 (as reported on NASDAQ) was zero.

(2)	Benefit is estimated to be zero since the number of stock options outstanding that were in-the-money as of December 31, 2012 (as reported on NASDAQ) was zero.

(3)	Voluntarily terminated and retired as employee of Company, SVP, and President of SEC effective May 24, 2013.

No performance compensation under the NEO's MIP would have been payable at December 31, 2012 under any of the circumstances described in the table above.  Pursuant to each MIP, if the participant's employment with the Company is voluntarily or involuntarily terminated prior to the annual payment of the MIP compensation payment period, no MIP payment is payable.  The payment is otherwise payable under each MIP on or about 90 days after year-end, or sooner, based on finalization of our financial statements for year-end.  See, "2012 Management Incentive Plans," below.

The amounts payable with respect to a termination (other than base salary and amounts otherwise payable under any Company employee benefit plan) are payable only if the termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h)).

2012 Executive Compensation Components
For the fiscal year ended December 31, 2012, the principal components of compensation for executive officers were:

•	base salary;
•	performance-based incentive compensation;
•	long term incentive compensation;
•	retirement and other benefits; and
•	perquisites.

Based on the amounts set forth in the Summary Compensation Table, during 2012, salary accounted for 96.5% of the total compensation of our NEOs, while equity option awards, bonus, MIP compensation, and other compensation accounted for approximately 3.5% of the total compensation of the NEOs.

Base Salary
The NEOs and other employees of the Company receive a base salary during the fiscal year.  Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility by using market data and comparisons to the Peer Group.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	market data and Peer Group comparisons;

•	internal review of the executive's compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the performance review process as well as upon a promotion or other change in job responsibility.  Merit based salary increases for executives are based on the Committee's assessment of the individual's performance.  The base salary and potential annual base salary adjustments for the CEO, COO, CFO, and the SEC President for are set forth in their respective Employment Agreements.

Performance-Based Incentive Compensation
The Compensation Committee has the latitude to design cash and equity-based incentive compensation programs to promote high performance and achievement of our corporate objectives by directors and the NEOs, encourage the growth of stockholder value and enable employees to participate in our long-term growth and profitability. The Compensation Committee may grant stock options and/or performance bonuses. In granting these awards, the Compensation Committee may establish any conditions or restrictions it deems appropriate.  In addition, the CEO has discretionary authority to grant stock options to certain high-performing executives or officers, subject to the approval of the Compensation Committee.

The exercise price for each stock options granted is at or above the market price of our Common Stock on the date of grant.  Stock options may be awarded to newly hired or promoted executives at the discretion of the Compensation Committee.  Grants of stock options to eligible newly hired executive officers are generally made at the next regularly scheduled Compensation Committee meeting following the hire date.

2012 Management Incentive Plans ("MIPs")
On July 12, 2012, the Compensation Committee approved discretionary individual MIPs for our CEO, CFO, and COO.  Each 2012 MIP authorized the Compensation Committee to recommend a cash incentive bonus to the executive for performance during the 2012 calendar year, if the Compensation Committee determined, in its sole discretion, that such bonus compensation was appropriate based on the considerations enumerated in each 2012 MIP relating to Company performance and the executive's individual performance during 2012.  Each 2012 MIP was discretionary and payable only if recommended by the Company's Compensation Committee and approved by the Board of Directors at the Company's fiscal year end.  Pursuant to each 2012 MIP, the CEO, CFO, and COO received annual base salary of $271,115, $214,240 and $252,350, respectively, during 2012.  The discretionary maximum performance incentive payment payable to each CEO, CFO, and COO, if recommended by the Compensation Committee and approved by our Board of Directors, may not exceed $235,870, $94,266, and $219,544, which represents 87%, 44%, and 87% of the 2012 base salary, respectively.

Also, on July 12, 2012, the Compensation Committee amended the existing MIP dated October 31, 2011 for the SEC President. Prior to the amendment, performance compensation under the MIP for the SEC President was based on SEC realizing gross profit target for a particular fiscal year of at least $18,500,000 (which was set for each of four years starting 2011) and the Company realizing pre-tax net income target (as defined) for each fiscal year as determined by the Compensation Committee, with the amount of the Company's pre-tax net income subject to being changed each year as determined by the Compensation Committee.  For any year during the term of the MIP for the SEC President, performance incentive compensation of $360,000 is payable upon achievement of 100% or greater of the SEC gross profit target and net income target is payable upon achievement of 85% to 150% of such target for that year with minimum payable amount of $240,000 to maximum payable amount of $360,000.  The amendment removed the requirement that net income target be achieved for the 2012 fiscal year and provided that a discretionary bonus would be payable only if recommended by the Compensation Committee and approval by the Board of Directors.  The discretionary bonus, if any, may not exceed $360,000.  If the SEC Gross Profit target was achieved and the maximum discretionary bonus was recommended by the Compensation Committee and approved by our Board of Directors, the maximum performance incentive compensation payable to the SEC President for 2012 would have been $720,000, which represented 221.9% of the SEC President's base salary of $324,480.

The Compensation Committee and the Board of Directors believed that setting the performance incentive payable under each of the 2012 MIPs as discretionary was appropriate because the market environment that the Company was operating during 2012 was unique due to the high concentration of revenue derived from the U.S. government which was in a state of flux due to the pending federal election and pressure to reduce federal spending.

In determining whether to recommend a discretionary performance incentive payment for performance during the 2012 fiscal year, the Compensation Committee considered those factors that the Compensation Committee deemed appropriate in light of the objectives of the Company, including without limitation, the following objective and subjective criteria with respect to the performance of the Company and the executive during the 2012 fiscal year:

1.	Revenue;
2.	EBITDA (Earnings before interest, taxes, depreciation and amortization);
3.	Successful integration;
4.	Achievement of synergies;
5.	Increase in commercial revenue;
6.	Increase in international revenue;
7.	Continued progress on the NPCM (Nano Porous Composite Material) Development for Commercial Applications;
8.	Resolution of problem projects which were part of the acquisition;
9.	Collection of problem accounts receivable which were part of the acquisition;
10.	Profitable EBITDA from the company's Treatment Segment; and
11.	Continued development and implementation of 2012 and 2013 Strategic Plan.

Performance compensation was to be paid on or about 90 days after year-end, or sooner, based on finalization of our audited financial statements for 2012.  If the 2012 MIP participant's employment with the Company was voluntarily or involuntarily terminated prior to a regularly scheduled 2012 MIP compensation payment date, no 2012 MIP payment would have been payable for and after such period.  The Compensation Committee retained the right to modify, change or terminate each MIP, at any time and for any reason.  None of the NEOs received cash incentive bonus under the 2012 MIPs.

In connection with the Separation and Release Agreement dated May 14, 2013, entered into between the Company and the SEC President as discussed above, the SEC President's MIP dated October 31, 2011, as amended on July 12, 2012, was forfeited and cancelled.  No payment was payable under the MIP.

2013 MIPs
On June 6, 2013, the Compensation Committee approved individual MIPs for our CEO, COO, and CFO.  The MIPs are effective as of January 1, 2013.  Each MIP provides guidelines for the calculation of annual cash incentive based compensation, subject to Compensation Committee oversight and modification. Each MIP awards cash compensation based on achievement of performance thresholds, with the amount of such compensation established as a percentage of base salary.  The potential target performance compensation ranges from 50% to 87% or $135,558 to $237,224 of the 2013 base salary for the CEO, 50% to 87% or $126,175 to $220,808 of the 2013 base salary for the COO, and 25% to 44% or $53,560 to $93,731 of the 2013 base salary for the CFO.

Performance compensation is to be paid on or about 90 days after year-end, or sooner, based on finalization of our audited financial statements for 2013.  If the MIP participant's employment with the Company is voluntarily or involuntarily terminated prior to a regularly scheduled MIP compensation payment date, no MIP payment will be payable for and after such period.

The Compensation Committee retains the right to modify, change or terminate each MIP and may adjust the various target amounts described below, at any time and for any reason.

The following describes the principal terms of each MIP:

CEO:
2013 CEO performance compensation is based upon meeting corporate revenue, EBITDA, health, safety, and environmental compliance objectives during fiscal year 2013 from our continuing operations.  Of the total potential performance compensation, 55% is based on EBITDA goal, 15% on revenue goal, 15% on the number of health and safety claim incidents that occur during fiscal year 2013, and the remaining 15% on the number of notices alleging environmental, health or safety violations under our permits or licenses that occur during the fiscal year 2013.  Each of the revenue and EBITDA components is based on our board approved Revenue Target and EBITDA Target.  The 2013 target compensation for our CEO is as follows:

Annualized Base Pay:	$271,115
Performance Incentive Compensation Target (at 100% of MIP):	$135,558
Total Annual Target Compensation (at 100% of MIP):	$406,673

The Performance Incentive Compensation Target is based on the schedule below.

Target Objectives
		Performance Target Thresholds
	Weights	85-100%	101-120%	121-130%	131-140%	141-150%	151-160%	161%+

Revenue	15%	$20,334	$24,400	$26,434	$28,467	$30,500	$32,534	$35,584

EBITDA	55%	74,556	89,467	96,922	104,378	111,833	119,289	130,472

Health & Safety	15%	20,334	24,400	26,434	28,467	30,500	32,534	35,584

Permit & License Violations	15%	20,334	24,400	26,434	28,467	30,500	32,534	35,584

		$135,558	$162,667	$176,224	$189,779	$203,333	$216,891	$237,224

1)	Revenue is defined as the total consolidated third party top line revenue from continuing operations as publicly reported in the Company's financial statements. The percentage achieved is determined by comparing the actual consolidated revenue from continuing operations to the Board approved Revenue Target from continuing operations, which is $126,190,000. The Board reserves the right to modify or change the Revenue Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.
2)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization from continuing operations. The percentage achieved is determined by comparing the actual EBITDA to the Board approved EBITDA Target, which is $9,567,000. The Board reserves the right to make adjustments to the EBITDA Target to account for the unique accounting treatment of fair market value of percentage of completion contracts resulting from the acquisition of Safety and Ecology Holdings Corporation and its subsidiaries ("SEC").

3)	The Health and Safety Incentive Target is based upon the actual number of Worker's Compensation Lost Time Accidents, as provided by the Company's Worker's Compensation carrier. The Corporate Treasurer will submit a report on a quarterly basis documenting and confirming the number of Worker's Compensation Lost Time Accidents, supported by the AIG Worker's Compensation Loss Report. Such claims will be identified on the loss report as "indemnity claims." The following number of Worker's Compensation Lost Time Accidents and corresponding Performance Target Thresholds has been established for the annual Incentive Compensation Plan calculation for 2013.

Worker's Compensation	Performance
Claim Number	Target

7	85%-100%
6	101%-120%
5	121%-130%
4	131%-140%
3	141%-150%
2	151%-160%
1	161% Plus

4)	Permits or License Violations incentive is earned/determined according to the scale set forth below: An "official notice of non-compliance" is defined as an official communication from a local, state, or federal regulatory authority alleging one or more violations of an otherwise applicable Environmental, Health or Safety requirement or permit provision, which results in a facility's implementation of corrective action(s).

Permit and	Performance
License Violations	Target

7	85%-100%
6	101%-120%
5	121%-130%
4	131%-140%
3	141%-150%
2	151%-160%
1	161% Plus

5)	No performance incentive compensation will be payable for achieving the health and safety, permit and license violation, and revenue targets unless a minimum of 70% of the EBITDA Target is achieved.

COO:
2013 COO performance compensation is based upon meeting corporate revenue, EBITDA, health, safety, and environmental compliance objectives during fiscal year 2013 from our continuing operations.  Of the total potential performance compensation, 55% is based on EBITDA goal, 15% on revenue goal, 15% on the number of health and safety claim incidents that occur during fiscal year 2013, and the remaining 15% on the number of notices alleging environmental, health or safety violations under our permits or licenses that occur during the fiscal year 2013.  Each of the revenue and EBITDA components is based on our board approved Revenue Target and EBITDA Target.  The 2013 target compensation for our COO is as follows:

Annualized Base Pay:	$252,350
Performance Incentive Compensation Target (at 100% of Plan):	$126,175
Total Annual Target Compensation (at 100% of Plan):	$378,525

The Performance Incentive Compensation Target is based on the schedule below.

Target Objectives
		Performance Target Thresholds
	Weights	85-100%	101-120%	121-130%	131-140%	141-150%	151-160%	161%+

Revenue	15%	$18,926	$22,712	$24,604	$26,497	$28,389	$30,282	$33,121

EBITDA	55%	69,397	83,277	90,216	97,156	104,096	111,036	121,445

Health & Safety	15%	18,926	22,712	24,604	26,497	28,389	30,282	33,121

Permit & License Violations	15%	18,926	22,712	24,604	26,497	28,389	30,282	33,121

		$126,175	$151,413	$164,028	$176,647	$189,263	$201,882	$220,808

1)	Revenue is defined as the total consolidated third party top line revenue from continuing operations as publicly reported in the Company's financial statements. The percentage achieved is determined by comparing the actual consolidated revenue from continuing operations to the Board approved Revenue Target from continuing operations, which is $126,190,000. The Board reserves the right to modify or change the Revenue Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.

2)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization from continuing operations. The percentage achieved is determined by comparing the actual EBITDA to the Board approved EBITDA Target, which is $9,567,000. The Board reserves the right to make adjustments to the EBITDA Target to account for the unique accounting treatment of fair market value of percentage of completion contracts resulting from the acquisition of Safety and Ecology Holdings Corporation and its subsidiaries ("SEC").

3)	The Health and Safety Incentive target is based upon the actual number of Worker's Compensation Lost Time Accidents, as provided by the Company's Worker's Compensation carrier. The Corporate Treasurer will submit a report on a quarterly basis documenting and confirming the number of Worker's Compensation Lost Time Accidents, supported by the AIG Worker's Compensation Loss Report. Such claims will be identified on the loss report as "indemnity claims." The following number of Worker's Compensation Lost Time Accidents and corresponding Performance Target Thresholds has been established for the annual Incentive Compensation Plan calculation for 2013.

Worker's Compensation	Performance
Claim Number	Target

7	85%-100%
6	101%-120%
5	121%-130%
4	131%-140%
3	141%-150%
2	151%-160%
1	161% Plus

4)	Permits or License Violations incentive is earned/determined according to the scale set forth below: An "official notice of non-compliance" is defined as an official communication from a local, state, or federal regulatory authority alleging one or more violations of an otherwise applicable Environmental, Health or Safety requirement or permit provision, which results in a facility's implementation of corrective action(s).

Permit and	Performance
License Violations	Target

7	85%-100%
6	101%-120%
5	121%-130%
4	131%-140%
3	141%-150%
2	151%-160%
1	161% Plus

5)	No performance incentive compensation will be payable for achieving the health and safety, permit and license violation, and revenue targets unless a minimum of 70% of the EBITDA Target is achieved.

CFO:
The CFO's 2013 performance compensation is based upon achievement of EBITDA and administrative expense objectives.  The performance compensation also provides for a discretionary incentive payment component, subject to approval by the Company's Compensation Committee.  Of the total potential performance compensation, 25% is based on maintaining or reducing our targeted administrative expense, 50% is based on EBITDA goal, with the remaining 25% subject to approval by the Compensation Committee.  Each of the EBITDA and administrative expense component is based on our board approved 2013 EBITDA Target and Administrative Expense Target.  The 2013 target compensation for our CFO is as follows:

Annualized Base Pay:	$214,240
Performance Incentive Compensation Target (at 100% of Plan):	$53,560
Total Annual Target Compensation (at 100% of Plan):	$267,800

The Performance Incentive Compensation Target is based on the schedule below.

Target Objectives
		Performance Target Thresholds
	Weights	100%+	98-99%	96-97%	94-95%	92-93%	90-91%	88-89%

Administrative	25%	$13,390	$16,068	$17,407	$18,746	$20,085	$21,424	$23,433

		Performance Target Thresholds
	Weights	85-100%	101-120%	121-130%	131-140%	141-150%	151-160%	161%+

EBITDA	50%	$26,780	$32,136	$34,814	$37,492	$40,170	$42,848	$46,865

Discretionary	25%	13,390	16,068	17,407	18,746	20,085	21,424	23,433

		$53,560	$64,272	$69,628	$74,984	$80,340	$85,696	$93,731

1)	Administrative Expense is defined as the total consolidated administrative expenses from continuing operations as publicly reported in the Company's financial statements. Administrative expenses will be inclusive of all subsidiaries from continuing operations, and will exclude Marketing Expenses and Interest Expense. The Board reserves the right to make adjustments to Administrative expense Target so as not to penalize the employee for material unforeseen events outside of the employees responsibility and it reserves the right to modify or change the Administrative Expense Targets as defined herein, which is $13,390,000 in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition. The Board further reserves the right to adjust Administrative Expenses Target to reflect charges resulting from the vesting of incentive stock options.

2)	EBITDA is defined as earnings before interest, taxes, depreciation, and amortization from continuing operations. The percentage achieved is determined by comparing the actual EBITDA to the Board approved EBITDA Target, which is $9,567,000. The Board reserves the right to make adjustments to the EBITDA Target to account for the unique accounting treatment of fair market value of percentage of completion contracts resulting from the acquisition of Safety and Ecology Holdings Corporation and its subsidiaries ("SEC").

3)	Discretionary incentive payment is to be approved by the Compensation Committee based on achievement of accounting, financial, and accounting centralization and information technology oversight objectives, including but not limited to:

•	Compliance with the requirement of the Sarbanes-Oxley Act of 2002 ("SOX");

•	Meeting public filing deadlines such as Form 10-K, Form 10-Qs, Form 8-Ks, and press releases;

•	Automation and centralization of accounting processes, including but not limited to: (a) install multi-company software at corporate office; (b) improve forecasting model from facilities including new software, if cost effective; (c) sales and opportunity tracking system; (d) complete improvement to time management system; and (e) improve project tracking system; and

•	Collection of problem accounts receivable.

4)	No discretionary performance incentive compensation will be payable unless a minimum of 70% of the EBITDA Target is achieved. In addition, no performance incentive compensation will be payable for achieving the Administrative Expense Target unless a minimum of 70% of the EBITDA Target is achieved.

2013 MIP Targets
As discussed above, 2013 MIPs approved for the CEO, COO, and CFO by the Compensation Committee awards cash compensation based on achievement of performance targets which includes Revenue, EBITDA, and Administrative Expenses as approved by our Board.  The Revenue Target of $126,190,000, EBITDA Target of $9,567,000, and the Administrative Expense Target of $13,390,000 set forth in the 2013 MIPs are based on our board approved 2013 budget.  In formulating the Revenue Target of $126,190,000, the Board considered 2012 results, current economic conditions, and forecasts for 2013 government (Department of Energy or DOE) spending under continuing resolution and the sequestration.  The Compensation Committee believes the performance targets are likely to be achieved, but not assured.

Mr. Robert Schreiber-Schreiber, Yonley, & Associates ("SYA") - Bonus Plan
Mr. Robert Schreiber, Jr., the President of our environmental engineering and regulatory compliance consulting services firm, SYA, is eligible to be awarded a bonus based on an allocation of a portion of a bonus pool applicable only to SYA employees.  The amount of the bonus pool was equal to 40% of the net income of SYA, minus 5% of SYA's total revenues for 2012.  In 2012, the bonus pool was determined to be $0.  The Compensation Committee believes that this formula ties any bonus awarded to employees of SYA directly to SYA's performance, rewards performance, and motivates the SYA employees to achieve our operational goals (although such formula is not linked to specific targets or benchmarks).  The Board delegated to our CEO the authority to determine what portion, if any, of the SYA bonus pool is allocated to Mr. Schreiber for his performance. Our CEO considered the following factors when reviewing Mr. Schreiber's performance for the purpose of determining Mr. Schreiber's bonus compensation as a portion of the SYA bonus pool:

•	SYA's performance as a segment of our Company;

•	Effectiveness of Mr. Schreiber's leadership;

•	Mr. Schreiber's role and participation as a member of our executive management team; and

•	Our overall performance, based on a subjective analysis of our revenues and net income in the applicable business environment.

The determination of Mr. Schreiber's bonus is a subjective determination, with the maximum amount of such bonus being 100% of the SYA bonus pool.  In 2011 and 2010, Mr. Schreiber's bonus represented 0% and 0%, respectively, of the SYA bonus pool.  Accordingly, Mr. Schreiber's compensation is not based on objective metrics, but a subjective assessment of his performance, with the maximum amount of such bonus compensation defined by the Compensation Committee's formula. Although the bonus pool was determined to be $0 in 2011, Mr. Schreiber received a $40,000 discretionary bonus as a result of his management of corporate matters and his contribution to the Company's research and development program.

Long-Term Incentive Compensation

Employee Stock Option Plans
The 2004 Stock Option Plan (the "2004 Option Plan") and 2010 Stock Option Plan (the "2010 Option Plan") encourage participants to focus on long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company. Stock options succeed by delivering value to the executive only when the value of our stock increases.  Both plans authorize the grant of Non-Qualified Stock Options ("NQSOs") and Incentive Stock Options ("ISOs") for the purchase of Common Stock.

The 2004 Option Plan and 2010 Option Plan assist the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Stock option award levels are determined based on market data, vary among participants based on their positions with us and are granted generally at the Compensation Committee's regularly scheduled August or September meeting. Newly hired or promoted executive officers who are eligible to receive options are generally awarded such options at the next regularly scheduled Compensation Committee meeting following their hire or promotion date.

Options are awarded with an exercise price equal to or not less than the closing price of the Company's Common Stock on the date of the grant as reported on the NASDAQ.  In certain limited circumstances, the Compensation Committee may grant options to an executive at an exercise price in excess of the closing price of the Company's Common Stock on the grant date.

The Company did not grant any options to any of its employees, including the NEOs, in 2012 as the Compensation Committee was in the process of reviewing the effectiveness of granting options under our option plans.

Pursuant to the 2004 Stock Option Plan and the 2010 Stock Option plan, vesting of option awards ceases upon termination of employment and exercise right of the vested option amount ceases upon three months from termination of employment except in the case of death or retirement (subject to a six month limitation), or disability (subject to a one year limitation).  Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option.

In the event of a "change of control" (as defined in the 2004 Stock Option Plan and the 2010 Stock Option Plan) of the Company, each outstanding option and award granted under the plans shall immediately become exercisable in full notwithstanding the vesting or exercise provisions contained in the stock option agreement.

Accounting for Stock-Based Compensation
We account for stock-based compensation in accordance with ASC 718, "Compensation – Stock Compensation."  ASC 718 establishes accounting standards for entity exchanges of equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.  ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards which requires subjective assumptions. Assumptions used to estimate the fair value of stock options granted include the exercise price of the award, the expected term, the expected volatility of the Company's stock over the option's expected term, the risk-free interest rate over the option's expected term, and the expected annual dividend yield.

We recognize stock-based compensation expense using a straight-line amortization method over the requisite period, which is the vesting period of the stock option grant. As ASC 718 requires that stock-based compensation expense be based on options that are ultimately expected to vest, our stock-based compensation expense is reduced at an estimated forfeiture rate.  Our estimated forfeiture rate is generally based on historical trends of actual forfeitures.  Forfeiture rates are evaluated, and revised as necessary.

Retirement and Other Benefits

401(k) Plan
We adopted the Perma-Fix Environmental Services, Inc. 401(k) Plan (the "401(k) Plan") in 1992, which is intended to comply with Section 401 of the Internal Revenue Code and the provisions of the Employee Retirement Income Security Act of 1974.  All full-time employees who have attained the age of 18 are eligible to participate in the 401(k) Plan.  Eligibility is immediate upon employment but enrollment is only allowed during two yearly open periods of January 1 and July 1.  Participating employees may make annual pretax contributions to their accounts up to 100% of their compensation, up to a maximum amount as limited by law. We, at our discretion, may make matching contributions based on the employee's elective contributions. Company contributions vest over a period of five years.  We have matched 25% of our employees' contributions since inception of the Plan. In 2012, the Company contributed $348,000 in matching funds, of which approximately $9,800 was for our NEOs (See the "Summary Compensation Table" in this section for information about our matching contributions to the NEOs).  Effective June 15, 2012, we suspended our matching contribution in an effort to reduce costs in light of the recent economic environment. We will periodically evaluate whether to resume a matching contribution program.

Perquisites and Other Personal Benefits
The Company provides executive officers with limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.  The executive officers are provided an auto allowance.

Consideration of Stockholder Say-On-Pay Advisory Vote.

At our annual meeting of stockholders held in September 2012, our stockholders voted, on a non-binding, advisory basis, on the compensation of our named executive officers for 2011. A substantial majority (approximately 95%) of the total votes cast on our say-on-pay proposal at that meeting approved the compensation of our named officers for 2011 on a non-binding, advisory basis.  The Compensation Committee and the Board believes that this affirms our stockholders' support of our approach to executive compensation.  The Compensation Committee expects to continue to consider the results of future stockholder say-on-pay advisory votes when making future compensation decisions for our named executive officers.

Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND STOCK OPTION COMMITTEE
Jack Lahav, Chairman
Joe Reeder
Dr. Charles E. Young

Summary Compensation
The following table summarizes the total compensation paid or earned by each of the executive officers for the fiscal years ended December 31, 2012, 2011, and 2010.

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All other Compensation	Total Compensation
		($)	($) (3)	($) (4)	($) (5)	($) (6)	($)

Dr. Louis Centofanti	2012	271,115	—	—	—	10,962	282,077
Chairman of the Board,	2011	263,218	—	—	201,692	13,125	478,035
President and Chief	2010	263,218	—	—	16,780	13,125	293,123
Executive Officer

Ben Naccarato	2012	214,240	—	—	—	10,962	225,202
Vice President and Chief	2011	208,000	—	—	87,881	13,125	309,006
Financial Officer	2010	207,996	—	—	8,951	13,125	230,072

Jim Blankenhorn (1)	2012	252,350	—	—	—	10,962	263,312
Vice President and Chief	2011	122,500	25,000	265,721	93,866	24,601	531,688
Operating Officer

Robert Schreiber, Jr.	2012	203,821	—	—	—	10,738	214,559
President of SYA	2011	199,140	40,000	—	—	14,503	253,643
2010		197,685	1,000	—	—	18,023	216,708

Christopher Leichtweis (2)	2012	324,480	—	—	—	1,962	326,442
Senior Vice President and	2011	54,000	—	184,305	—	—	238,305
SEC President

(1)	Appointed as the Company's Chief Operating Officer by the Company's Board of Directors on February 18, 2011. Mr. Blankenhorn's employment with the Company became effective on June 1, 2011; however, his actual date of employment was July 1, 2011 as he took a personal leave of absence through June 30, 2011.

(2)	Named as Senior Vice President of the Company and President of SEC on October 31, 2011 upon the Company's acquisition of SEHC and its subsidiaries on October 31, 2011 from Homeland Security Capital Corporation (now known as Timios National Corporation or "TNC"). Mr. Leichtweis was a former officer and director of TNC. Mr. Leichtweis voluntarily retired from the Company effective May 24, 2013.

(3)	The $1,000 earned by Mr. Schreiber for 2010 represents a bonus paid to him for 25 years of service with the Company. Mr. Schreiber received a $40,000 discretionary bonus in 2011 approved by our Chief Executive Officer, resulting from Mr. Schreiber's management of corporate matters and his contribution to the Company's research and development program. See footnotes (5) for bonus earned by the named executive officers under the Company's MIP. The $25,000 bonus earned in 2011 by Mr. Blankenhorn represents a sign on bonus upon employment as the Company's Chief Operating Officer.

(4)	This amount reflects the aggregate grant date fair value of awards computed in accordance with ASC 718, "Compensation – Stock Compensation," excluding the effect of forfeitures. No options were granted to any employees and the NEOs in 2012.

(5)	Represents performance compensation earned under the Company's MIP. No compensation was earned by each of the NEOs under his respective 2012 MIP. See further discussion of the 2012 MIPs under the heading "2012 Management Incentive Plan."

(6)	The amount shown includes a monthly automobile allowance of $750 or the use of a company car, and our 401(k) matching contribution, where applicable.

		Auto Allowance or
Name	401(k) match	Company Car		Total
Dr. Louis Centofanti	$1,962	$9,000	$	$10,962
Ben Naccarato	$1,962	$9,000	$	$10,962
Jim Blankenhorn	$1,962	$9,000	$	$10,962
Robert Schreiber, Jr.	$1,962	$8,776	$	$10,738
Christopher Leichtweis	$1,962	$—	$	$1,962

The compensation plan under which the awards in the following table were made are generally described in the Compensation Discussion and Analysis in this section and include the Company's MIP, which is a non-equity incentive plan, and the Company's 2004 Stock Option Plan and 2010 Stock Option Plan, which provides for grant of stock options to our employees.

Grant of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All other Option	Exercise or	Grant Date
							Awards: Number	Base Price	Fair Value
		Threshold $	Target $		Maximum $		of Securities Underlying Options (#)	of Option Awards ($/Sh)	of Option Awards ($)

Dr. Louis Centofanti	N/A	—	—		235,870	(1)	—	—	—

Ben Naccarato	N/A	—	—		94,266	(1)	—	—	—

Jim Blankenhorn	N/A	—	—		219,544	(1)	—	—	—

Robert Schreiber, Jr.	N/A	—	—		—		—	—	—

Christopher Leichtweis	N/A	—	360,000	(2)	720,000	(2)	—	—	—

(1)	The Compensation Committee approved discretionary MIP for each of our CEO, CFO, and COO, with the maximum payment payable, representing 87%, 44%, and 87%, of the base salary of the CEO, CFO, and COO, respectively. Each 2012 MIP authorizes the Compensation Committee to recommend a cash incentive bonus to the executive for performance during the 2012 calendar year, if the Compensation Committee determines, in its sole discretion, that such bonus compensation is appropriate.

(2)	The amount shown in "Target" reflects the minimum payment level under the MIP amended on July 12, 2012 which is paid with the achievement of 100% or greater of the SEC Gross Profit target. The SEC President's amended MIP removed the requirement that net income target be achieved for the fiscal year 2012 and provides that a discretionary bonus will be payable only if recommended by the Compensation Committee and approval by the Board of Directors; therefore, no amount was included under the "Target" for the net income target. This discretionary bonus may not exceed $360,000. The "Maximum" reflects the maximum payment level of achieving 100% or greater of the SEC Gross Profit target and the maximum amount payable under the discretionary bonus of $360,000. See "2012 Management Incentive Plans" for further discussion of Chris Leichtweis's MIP. Mr. Leichtweis voluntarily retired from the Company effective May 24, 2013.

Outstanding Equity Awards at Fiscal Year

The following table sets forth unexercised options held by the NEOs as of the fiscal year-end 2012.

Outstanding Equity Awards at December 31, 2012

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Dr. Louis Centofanti	100,000	—		—	2.19	2/27/2013
	150,000	—		—	2.28	8/5/2014

Ben Naccarato	20,000	—		—	1.44	10/28/2014
	40,000	—		—	2.28	8/5/2014
	75,000	—			1.42	2/26/2015

Jim Blankenhorn	100,000	300,000	(2)	—	1.57	7/25/2017

Robert Schreiber, Jr.	50,000	—		—	2.19	2/27/2013
	25,000	—		—	2.28	8/5/2014

Christopher Leichtweis	62,500	187,500	(3)	—	1.35	10/31/2021

(1)	In the event of a change in control (as defined in the Option Plan) of the Company, each outstanding option and award shall immediately become exercisable in full notwithstanding the vesting or exercise provisions contained in the stock option agreement.

(2)	Incentive stock option granted on July 25, 2011 under the Company's 2010 Stock Option Plan. The option is for a six year term and vests over a three year period, at one third increments per year.

(3)	Non-qualified stock option granted on October 31, 2011, pursuant to a Non-Qualified Stock Option Agreement, dated October 31, 2011. The option is for a ten year term and vests over a four year period, at one fourth increments per year.

None of the Company's NEOs exercised options during 2012.

Equity Compensation Plans
The following table sets forth information as of December 31, 2012, with respect to our equity compensation plans.

	Equity Compensation Plan
Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans Approved by stockholders	2,394,000	$2.03	2,434,199
Equity compensation plans not Approved by stockholders (1)	250,000	$1.35	—
Total	2,644,000	$1.96	2,434,199

(1) These shares are issuable pursuant to options granted to Mr. Christopher Leichtweis pursuant to a Non-Qualified Stock Option Agreement dated October 31, 2011.  Mr. Leichtweis was named a Senior Vice President and President of SEC on October 31, 2011, upon the Company's acquisition of SEHC and its subsidiaries on October 31, 2011 from TNC.  Mr. Leichtweis was a former officer and director of TNC. The Options were forfeited by Mr. Leichtweis upon his voluntary retirement from the Company effective May 24, 2013.

Compensation Risk Assessment
In reviewing our executive compensation program, the Company considers whether the program encourages unnecessary or excessive risk taking and has concluded that its compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company.  This conclusion was based on the assessment performed by the Company, with input from the Company's executive management and its outside securities counsel.  The Company's assessment included consideration of Item 402(s) as discussed between the Company's management following in depth discussions of Item 402(s) with our outside securities counsel.  In conducting the Company's risk assessment, numerous factors were considered, including:

•	the Company does not offer significant short-term incentives that would reasonably be considered as motivating high-risk investments or other conduct that is not consistent with the long term goals of the Company;

•	the mix between short-term and long-term compensation, which is also discussed in "Compensation Discussion and Analysis;"

•	the type of equity awards granted to employees and level of equity and equity award holdings; and

•	the historical emphasis at the Company on long-term growth and profitability over short-term gains.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTER

Security Ownership of Certain Beneficial Owners
The table below sets forth information as to the shares of Common Stock beneficially owned as of July 24, 2013, by each person known by us to be the beneficial owners of more than 5% of any class of our voting securities.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Ownership	Percent Of Class (1)
Heartland Advisors, Inc. (2)	Common	8,679,898	15.37%
Rutabaga Capital Management (3)	Common	3,624,127	6.42%

(1)  The number of shares and the percentage of outstanding Common Stock shown as beneficially owned by a person are based upon 56,472,766 shares of Common Stock outstanding (excludes 38,210 shares held in treasury) on July 24, 2013, and the number of shares of Common Stock which such person has the right to acquire beneficial ownership of within 60 days. Beneficial ownership by our stockholders has been determined in accordance with the rules promulgated under Section 13(d) of the Exchange Act.

(2) This information is based on the Schedule 13G/A, filed with the Securities and Exchange Commission (the "Commission") on February 7, 2013, which provides that Heartland Advisors, Inc., an investment advisor, has sole dispositive power over all of these shares but sole voting power over 8,192,098 shares and no voting power over 487,800 shares.  The address of Heartland Advisors, Inc. is 789 North Water Street, Suite 500, Milwaukee, WI 53202.

(3) This information is based on the Schedule 13F/HR filed with the Commission on May 14, 2013, which provides that Rutabaga Capital Management, an investment advisor, has sole dispositive power over all of these shares but sole voting power over 3,149,994 and no voting power over 474,133 shares.  The address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, MA  02109.

Capital Bank represented to us that:

•	As of July 12, 2013, Capital Bank holds of record as a nominee for, and as an agent of, certain accredited investors, 7,725,194 shares of our Common Stock;
•	All of our shares of Common Stock held in the name of Capital Bank, as agent of and nominee for its investors, that were acquired directly from us in private placement transactions, or as a result of conversions of our preferred stock or exercise of our warrants (collectively, "Private Placement Transactions"), and all of our shares acquired in Private Placement Transactions by Capital Bank were acquired for and on behalf of accredited investors;

•	During 2012 and the first six and a half months of 2013, it acquired, as agent for and nominee of, certain of its investors, shares of our Common Stock in open market transactions ("Open Market Transactions");
•	None of Capital Bank's investors beneficially own more than 4.9% of our Common Stock and to its best knowledge, as far as stocks held in accounts with Capital Bank, none of Capital Bank's investors act together as a group or otherwise act in concert for the purpose of voting on matters subject to the vote of our stockholders or for purpose of dispositive or investment of such stock;
•	Capital Bank's investors maintain full voting and dispositive power over the Common Stock beneficially owned by such investors;
•	Capital Bank has neither voting nor investment power over the shares of Common Stock owned by Capital Bank, as agent for its investors;
•	Capital Bank believes that it is not required to file reports under Section 16(a) of the Exchange Act or to file either Schedule 13D or Schedule 13G in connection with the shares of our Common Stock registered in the name of Capital Bank; and
•	Capital Bank is not the beneficial owner, as such term is defined in Rule 13d-3 of the Exchange Act, of the shares of Common Stock registered in Capital Bank's name because (a) Capital Bank holds the Common Stock as a nominee only, (b) Capital Bank has neither voting nor investment power over such shares, and (c) Capital Bank has not nominated or sought to nominate, and does not intend to nominate in the future, any person to serve as a member of our Board of Directors.

Notwithstanding the previous paragraph, if Capital Bank's representations to us described above are incorrect or if Capital Bank's investors are acting as a group, then Capital Bank or a group of Capital Bank's investors could be a beneficial owner of more than 5% of our voting securities.  If Capital Bank is deemed the beneficial owner of such shares, the following table sets forth information as to the shares of voting securities that Capital Bank may be considered to beneficially own on July 12, 2013.

Name of Record Owner	Title Of Class	Amount and Nature of Ownership		Percent Of Class (*)
Capital Bank Grawe Gruppe	Common	7,725,194	(+)	13.68%

(*)  This calculation is based upon 56,472,766 shares of Common Stock outstanding on July 24, 2013,  plus the number of shares of Common Stock which Capital Bank, as agent for certain accredited investors has the right to acquire within 60 days, which is none.

(+) This amount is the number of shares that Capital Bank has represented to us that it holds of record as nominee for, and as an agent of, certain of its accredited investors.  As of the date of this report, Capital Bank has no warrants or options to acquire, as agent for certain investors, additional shares of our Common Stocks.  Although Capital Bank is the record holder of the shares of Common Stock described in this note, Capital Bank has advised us that it does not believe it is a beneficial owner of the Common Stock or that it is required to file reports under Section 16(a) or Section 13(d) of the Exchange Act.  Because Capital Bank (a) has advised us that it holds the Common Stock as a nominee only and that it does not exercise voting or investment power over the Common Stock held in its name and that no one investor of Capital Bank for which it holds our Common Stock holds more than 4.9% of our issued and outstanding Common Stock and (b) has not nominated, and has not sought to nominate, and does not intend to nominate in the future, any person to serve as a member of our Board of Directors, we do not believe that Capital Bank is our affiliate.  Capital Bank's address is Burgring 16, A-8010 Graz, Austria.

Security Ownership of Management
The following table sets forth information as to the shares of voting securities beneficially owned as of July 24, 2013, by each of our Directors, nominees and NEOs and by all of our directors and executive officers as a group.  Beneficial ownership has been determined in accordance with the rules promulgated under Section 13(d) of the Exchange Act.  A person is deemed to be a beneficial owner of any voting securities for which that person has the right to acquire beneficial ownership within 60 days.

	Number of Shares of		Percentage of
	Amount and Nature
Name of Beneficial Owner (2)	of Beneficial Owner		Percent of Class (1)
Dr. Louis F. Centofanti (3)	1,158,124	(3)	2.05%
Jack Lahav (4)	1,031,203	(4)	1.82%
Joe R. Reeder (5)	845,317	(5)	1.49%
Larry M. Shelton (6)	252,122	(6)	*
Dr. Charles E. Young (7)	275,141	(7)	*
Mark A. Zwecker (8)	601,735	(8)	1.06%
Dr. Gary Kugler	--		0.00%
Robert Schreiber, Jr. (9)	130,292	(9)	*
Ben Naccarato (10)	135,000	(10)	*
James Blankenhorn (11)	200,000	(11)	*
Christopher Leichtweis (12)	747,112	(12)
Directors and Executive Officers as a Group (9 persons)	4,628,934	(13)	8.04%

*Indicates beneficial ownership of less than one percent (1%).

(1)  See footnote (1) of the table under "Security Ownership of Certain Beneficial Owners."

(2)  The business address of each person, for the purposes hereof, is c/o Perma-Fix Environmental Services, Inc., 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350.

(3)  These shares include (i) 694,124 shares held of record by Dr. Centofanti, (ii) options to purchase 150,000 shares, which are immediately exercisable, and (iii) 314,000 shares held by Dr. Centofanti's wife.  Dr. Centofanti has sole voting and investment power of these shares, except for the shares held by Dr. Centofanti's wife, over which Dr. Centofanti shares voting and investment power.

(4)  Mr. Lahav has sole voting and investment power over these shares which include: (i) 911,203 shares of Common Stock held of record by Mr. Lahav, and (ii) options to purchase 120,000 shares, which are immediately exercisable.

(5)  Mr. Reeder has sole voting and investment power over these shares which include: (i) 675,622 shares of Common Stock held of record by Mr. Reeder, (ii) options to purchase 120,000 shares, which are immediately exercisable, and (iii) 49,695 shares held in a custodian account for Mr. Reeder's grandchildren.

(6)  Mr. Shelton has sole voting and investment power over these shares which include: (i) 150,122 shares of Common Stock held of record by Mr. Shelton, and (ii) options to purchase 102,000 shares, which are immediately exercisable.

(7)  Dr. Young has sole voting and investment power over these shares which include: (i) 137,141 shares held of record by Dr. Young; and (ii) options to purchase 138,000 shares, which are immediately exercisable.

(8)  Mr. Zwecker has sole voting and investment power over these shares which include: (i) 481,735 shares of Common Stock held of record by Mr. Zwecker, and (ii) options to purchase 120,000 shares, which are immediately exercisable.

(9)  Mr. Schreiber shares voting and investment power, with his spouse, over 105,292 shares of Common Stock beneficially held and sole voting and investment power over options to purchase 25,000 shares, which are immediately exercisable.

(10) Mr. Naccarato has sole voting and investment power over these shares which include: options to purchase 135,000 shares, which are immediately exercisable.

(11)  Mr. Blankenhorn has sole voting and investment power over these shares which include: options to purchase 200,000 shares, which are immediately exercisable.

(12)  Mr. Leichtweis has sole voting and investment power over these shares of Common Stock held of record by Mr. Leichtweis. On May 14, 2013, Mr. Leichtweis voluntarily terminated and retired from all positions with the Company and its subsidiaries, effective May 24, 2013.  Such termination was not "for cause" by the Company nor "for good reason" by Mr. Leichtweis (as defined in the Leichtweis Employment Agreement).

(13)  Amount shown (a) excludes shares owned by Christopher Leichtweis, who resigned from all positions with the Company effective May 24, 2013, and (b) includes 1,110,000 options held by all current executive officers and directors as a group pursuant to which such persons have the right to acquire beneficial ownership of Common Stock within 60 days..

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP ("BDO") as the independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2013. BDO has been the Company's independent registered public accounting firm since December 18, 1996.  It is expected that representatives of BDO will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions.

The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Meeting and entitled to vote is required for adoption of this proposal.

Audit Fees
The aggregate fees and expenses billed by BDO USA, LLP ("BDO") for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2012 and 2011, for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for those fiscal years, and for review of documents filed with the Securities and Exchange Commission for those fiscal years were approximately $623,000 and $602,000, respectively.  Audit fees for 2012 and 2011 include approximately $140,000 and $105,000, respectively, in fees related to the audit of internal control over financial reporting.

Audit-Related Fees
The aggregate fees and expenses billed by BDO for audit-related services for the fiscal years ended December 31, 2012 and 2011 totaled $56,000 and $43,000, respectively.  Fees for 2012 and 2011 included consulting on various accounting and reporting matters and audit of the Company's 401(K) Plan.

Tax Services
BDO was engaged to provide tax services to the Company for the fiscal years ended December 31, 2012 and 2011, resulting in fees totaling approximately $0 and $35,000, respectively.

The Audit Committee of the Company's Board of Directors has considered whether BDO's provision of the services described above for the fiscal years ended December 31, 2012 and 2011 is compatible with maintaining its independence.

Engagement of the Independent Auditor
The Audit Committee approves in advance all engagements with BDO and any members of the BDO Seidman Alliance network of firms to perform audit or non-audit services for us.  All services under the headings Audit Fees, Audit Related Fees, and Tax Services were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X of the Exchange Act.  The Audit Committee's pre-approval policy provides as follows:

•	The Audit Committee will review and pre-approve on an annual basis all audits, audit-related, tax and other services, along with acceptable cost levels, to be performed by BDO and any member of the BDO Seidman Alliance network of firms, and may revise the pre-approved services during the period based on later determinations. Pre-approved services typically include: Audits, quarterly reviews, regulatory filing requirements, consultation on new accounting and disclosure standards, employee benefit plan audits, reviews and reporting on management's internal controls and specified tax matters.
•	Any proposed service that is not pre-approved on the annual basis requires a specific pre-approval by the Audit Committee, including cost level approval.
•	The Audit Committee may delegate pre-approval authority to one or more of the Audit Committee members. The delegated member must report to the Audit Committee, at the next Audit Committee meeting, any pre-approval decisions made.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE REAPPOINTMENT OF BDO AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 – APPROVAL, BY AN ADVISORY (NON-BINDING) VOTE, OF THE 2012 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 ("Exchange Act"), we are providing stockholders with an advisory (non-binding) vote on the approval of the 2012 compensation of our named executive officers (this vote is sometimes referred to as "say on pay").  Accordingly, you may vote on the following resolution at the 2013 annual meeting:

"RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company's named executive officers in 2012, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion, in the Company's 2013 Proxy Statement."

As described in this Proxy Statement, our executive compensation programs are designed to enable us to attract, motivate, and retain executive talent, who are critical to our success.  Our compensation is centered around a pay for performance philosophy.  We believe that our executive compensation program, with its balance of cash incentives designed to reward achievement of key performance goals set for the year and longer-term equity based incentives, compensates our executives for performance directly linked to stockholder value creation.

The vote on this Proposal 3 is not intended to address any specific element of compensation and is advisory, which means that the vote is not binding on the Company, our Board of Directors, and the Compensation Committee.  However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will review the voting results in connection with their ongoing evaluation of the Company's compensation program and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL, BY ADVISORY (NON-BINDING) VOTE, OF THE 2012 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – TO AUTHORIZE THE BOARD OF DIRECTORS, WITHOUT FURTHER ACTION OF THE STOCKHOLDERS, TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1-FOR-2 TO 1-FOR-7 AT ANY TIME PRIOR TO NOVEMBER 8, 2013.

Summary
Perma-Fix Environmental Services, Inc. is a publicly traded company and its shares have been listed on the NASDAQ Stock Market LLC ("NASDAQ") (symbol: PESI).  The Company has approximately 56,472,766 shares of Common Stock, par value $.001 per share, issued and outstanding as of July 24, 2013.  On December 4, 2012, the Company was notified by the NASDAQ that, based upon the closing bid price of the Company's common stock (the "Common Stock") for the last 30 consecutive business days, the Common Stock did not meet the minimum bid price of $1.00 per share required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2) (the "Minimum Bid Price Rule").  On June 4, 2013, the Company was granted an additional 180 calendar days, or until December 2, 2013, to regain compliance with the $1.00 per share minimum bid requirement for continued listing under NASDAQ Minimum Bid Price Rule.

Our Board of Directors has adopted and is recommending that our stockholders approve an amendment to our Certificate of Incorporation, and thereby authorize the Board of Directors, in its discretion, to effect a reverse split of our outstanding shares of our Common Stock at an exchange ratio within the range of 1-for-2 to 1-for-7 at any time prior to November 8, 2013.

If this Proposal 4 is approved by our stockholders, our Board of Directors will have the authority, without further action on the part of the stockholders, to implement the reverse stock split at any ratio within the range of 1-for-2 to 1-for-7 by filing an amendment to our Certificate of Incorporation with the Secretary of State of Delaware at any time prior to the close of business on November 8, 2013.  If the amendment to our Certificate of Incorporation has not been filed with the Delaware Secretary of State by the close of business on November 8, 2013, our Board of Directors will abandon the amendment and will not have the authority to implement the reverse stock split without again seeking and obtaining approval from our stockholders.  However, the Board reserves the right, notwithstanding the stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time, prior to filing the Certificate of Amendment, the Board, in its sole discretion determines that it is no longer in the Company's best interests and the best interests of the stockholders to proceed with the reverse stock split.

Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of our Common Stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the reverse stock split.

If the reverse stock split is implemented, the amendment to our Certificate of Incorporation will not reduce the authorized number of shares of our Common Stock.  Therefore, because the number of issued and outstanding shares of Common Stock would decrease as a result of the reverse stock split, the number of shares remaining available for issuance under our authorized pool of Common Stock would increase.

The form of the proposed amendment to our Certificate of Incorporation to effect the reverse stock split (the "Reverse Stock Split Amendment") is attached to this Proxy Statement as Exhibit A; provided, however, that the text set forth in Exhibit A is subject to such changes as may be required by the Secretary of State of the State of Delaware or as our Board of Directors deems reasonably necessary and advisable to implement the reverse stock split.

Reasons for the Reverse Stock Split
The primary reason for implementing a reverse stock split would be to increase the market price per share of our Common Stock in order to regain compliance with the NASDAQ's continued listing criteria related to Minimum Bid Price Rule.  A delisting of our Common Stock by the NASDAQ and the failure of our Common Stock to be listed on another national exchange could have significant adverse consequences. A delisting would likely have a negative effect on the price of our Common Stock and would impair stockholders' ability to sell or purchase our Common Stock.  In addition, delisting from NASDAQ would also result in negative publicity and could also make it more difficult for us to raise additional capital to fund the Company's operations, expand its business and execute on our long-term business plan. Accordingly, we believe that stockholder approval of the reverse stock split is in the Company's and our stockholders' best interests.

Another reason for the reverse stock split is to provide the Company with the ability to support its present capital needs and future anticipated growth. The reverse stock split will have the effect of significantly increasing the number of authorized but unissued shares of Common Stock. The Board believes that the operation of the Company will require additional capital to implement its planned growth. The availability of additional shares of Common Stock would also provide the Company with the flexibility to consider and respond to future business opportunities and needs as they arise, including equity offerings, mergers or other business combinations, asset acquisitions, stock dividends, stock splits and other corporate purposes. The reverse stock split would permit the Company to undertake certain of the foregoing actions without the delay and expense associated with holding a special meeting of stockholders to obtain stockholder approval each time such an opportunity arises that would require the issuance of shares of our common stock.

Potential Increased Investor Interest
In addition to bringing the price of our Common Stock back above $1.00, we also believe that the reverse stock split will make our Common Stock more attractive to a wider range of institutional and other investors. The current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.   However, some investors may view the reverse stock split negatively since it reduces the number of shares of Common Stock available in the public market.

Determination of Ratio
The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1-for-2 and not more than 1-for-7, as determined by the Board in its sole discretion. In determining the reverse stock split ratio, the Board will consider numerous factors including:

•	the historical and projected performance of our Common Stock;

•	prevailing market conditions;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the selected reverse stock split ratio on trading liquidity in our Common Stock and our ability to continue the Common Stock's listing on the NASDAQ Capital Market;

•	our capitalization (including the number of shares of Common Stock issued and outstanding);

•	the prevailing trading price for our Common Stock and the volume levels thereof; and

•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give the Board the flexibility to take into account then-current market conditions and changes in the price of our Common Stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Effects of the Reverse Stock Split
Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding Common Stock immediately following the implementation of the reverse stock split as that stockholder held immediately prior to the reverse stock split. On July 24, 2013, we had 56,472,766 shares of Common Stock issued and outstanding (which excludes 38,210 treasury shares) and 1,954,000 shares of Common Stock potentially issuable upon exercise of outstanding options under our 2003 Outside Directors Stock Option Plan and 2004 and 2010 Stock Option Plans. All of these share numbers will be adjusted in accordance with the ratio of the reverse stock split. With respect to outstanding options, the respective exercise prices of the options would increase by a factor equal to the inverse of the reverse split ratio. For example, if a 1-for-3 ratio is selected by our Board of Directors, then the exercise price of our outstanding options would increase by a factor of 3.

After the reverse stock split is implemented, each stockholder will own a reduced number of shares of our Common Stock based on the exchange ratio selected by our Board.  For example, if our Board decides to implement a 1-for-3 reverse stock split, then for every 3 shares of our Common Stock that a stockholder owns they will be combined and converted into a single share of our Common Stock.  We estimate that following the implementation of the reverse stock split we would have approximately the same number of stockholders.  Except for any changes as a result of the treatment of fractional shares, the completion of the reverse stock split alone would not reduce any stockholder's proportionate ownership interest in the Company.   The implementation of the reverse stock split may, however, increase the number of stockholders of the Company who own "odd lots" of less than 100 shares of our Common Stock.  Odd lots may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

The reverse stock split will have the effect of increasing the number of authorized but unissued shares of Common Stock. The number of authorized shares of Common Stock will not be decreased and will remain at 75,000,000. Because the number of outstanding shares will be reduced as a result of the reverse stock split, the number of shares available for issuance will be increased. As a result, the reverse stock split could have an anti-takeover effect and may lead to dilution of existing stockholders, if and when such shares are issued. The holders of our Common Stock do not have preemptive rights to subscribe for additional Common Stock that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any additional shares that may be issued in the future by the Company. Accordingly, if our Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and equity ownership of current stockholders. We do not have any current plans, agreements, arrangements, or understandings for the issuance of additional shares, other than (i) shares to be issued pursuant to our existing stock option plans, and (ii) the Common Stock and Common Stock warrants to be issued in connection with a proposed loan transaction (see “Certain Relationships and Related Transactions”).

Although the Board expects that the reduction in outstanding shares of our Common Stock will result in an increase in the per share price of the Company's Common Stock, there is no assurance that such a result will occur. Similarly there is no assurance that if the per share price of the Company's Common Stock increases as a result of the reverse stock split, such increase in the per share price will be permanent, which will be dependent on several factors.

•	Should the per share price of our Common Stock decline after implementation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split.

•	The anticipated resulting increase in per share price of the Company's Common Stock due to the reverse stock split is expected to encourage interest in the Company's Common Stock and possibly promote greater liquidity for our stockholders. However, such liquidity could also be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

•	The reverse stock split could be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. It is often the case that the reverse-split adjusted stock price and market capitalization of companies that effect a reverse stock split decline.

•	One of the purposes for the proposed reverse stock split is to regain compliance with the Minimum Bid Price Rule of the NASDAQ Capital Market. However, there can be no assurance that the reverse stock split alone will guarantee the continued listing of our common stock on the NASDAQ Capital Market. If we are unable to regain compliance with the Minimum Bid Price Rule of the NASDAQ Capital Market and our common stock is delisted from the NASDAQ Capital Market, our liquidity and stock price may be negatively affected.

Treatment of Fractional Shares
No fractional shares of Common Stock will be issued as a result of the reverse stock split. Instead, stockholders who otherwise would be entitled to receive a fractional share of Common Stock as a consequence of the reverse stock split will, upon surrender to the exchange agent of the certificates representing such fractional shares, be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of our Common Stock on the business day immediately preceding the effective date of the reverse stock split as reported on the NASDAQ Capital Market by (ii) the number of shares of our Common Stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Exchange of Stock Certificates
The combination of, and reduction in, the number of shares of our outstanding Common Stock as a result of the reverse stock split will occur automatically on the date that the Reverse Stock Split Amendment is filed with the Delaware Secretary of State (the "Effective Date"), without any action on the part of our stockholders and without regard to the date that stock certificates representing the outstanding shares of our Common Stock prior to the Effective Date are physically surrendered for new stock certificates.

As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for our Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our Common Stock such stockholder is entitled to receive as a result of the reverse stock split.  Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates.  The transmittal forms will be accompanied by instructions specifying other details of the exchange.  Upon receipt of the transmittal form, each stockholder should surrender the certificates representing our Common Stock prior to the reverse stock split in accordance with the applicable instructions.  Each holder who surrenders certificates will receive new certificates representing the whole number of shares of our Common Stock that he or she holds as a result of the reverse stock split.  New certificates will not be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

If your shares are held in an account at a brokerage firm or financial institution, which is commonly referred to as your shares being held in "street name," then you are the beneficial owner of those shares and the brokerage firm or financial institution holding your account is considered to be the stockholder of record. We intend to treat stockholders holding Common Stock in street name in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Common Stock in street name. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Any stockholder whose certificate has been lost, destroyed or stolen will be entitled to a new certificate only after complying with the requirements that we and our transfer agent customarily apply in connection with replacing lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any old certificate, except that if any new certificate is to be issued in a name other than that in which the old certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Book-Entry Shares
If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e. shares held in book entry form and not represented by a physical certificate), whether as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and for beneficial owners by their brokers or banks that hold the shares in street name for their benefit, as the case may be) to give effect to the reverse stock split.

Accounting Consequences
The total equity of the Company will remain the same.  However, because the par value per share of our Common Stock will not change, the components that make up total stockholders’ equity (stated capital and additional paid-in capital) will change by offsetting amounts depending on the reverse stock split ratio the Board decides to implement. The per share Common Stock net loss and net book value and dividends per share of Common Stock, if declared in the future, will be higher because there would be fewer shares of Common Stock outstanding. Basic earnings per share data will be retroactively adjusted for changes for all prior periods presented.

No Appraisal Rights
Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed reverse stock split, and we will not independently provide our stockholders with any such rights.

No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the implementation of the reverse stock split, the reason for the reverse stock split is not to accomplish a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, and the implementation of the proposed reverse stock split will not cause the Company to go private.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder's particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder's holding period for the Common Stock received in the reverse stock split will include the holding period of the Common Stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of the reverse stock split and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the reverse stock split.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL TO AUTHORIZE THE BOARD OF DIRECTORS, WITHOUT FURTHER ACTION OF THE STOCKHOLDERS, TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1-FOR-2 TO 1-FOR-7 AT ANY TIME PRIOR TO NOVEMBER 8, 2013.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

In order to be considered for inclusion in our proxy materials, you must submit proposals for next year's annual meeting in writing to our Secretary at our executive offices at 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350, on or prior to April 8, 2014. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Amended and Restated Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, must provide written notice of the matter to our Secretary at 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than May 14, 2014, and no later than June 13, 2014.

OTHER MATTERS
Other Business
The Board of Directors has no knowledge of any business to be presented for consideration at the Meeting other than as described above.  Should any such matters properly come before the Meeting or any adjournment thereof, the persons named in the enclosed Proxy Card will have discretionary authority to vote such proxy in accordance with their best judgment on such matters and with respect to matters incident to the conduct of the Meeting.

Annual Report on Form 10-K
A copy of the Company's 2012 Annual Report accompanies this Proxy Statement.  Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2012, including the financial statements and schedules, which the Company has filed with the Securities and Exchange Commission.  Copies of the exhibits to the Form 10-K are available upon written request, but a reasonable fee per page will be charged to the requesting stockholder.  Each written request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of the Company's Common Stock entitled to vote at the Meeting.  Stockholders should direct the written request to the Company's Chief Financial Officer at 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held September 12, 2013

Our 2013 Proxy Materials and Annual Report to Stockholders for the fiscal year 2012 are available at
http://www.cstproxy.com/perma-fix/2013

In order to assure the presence of the necessary quorum at the Meeting, please sign and mail the enclosed Proxy Card promptly in the envelope provided.  No postage is required if mailed within the United States.  The signing of the Proxy Card will not prevent your attending the Meeting and voting in person, should you so desire.

Order of the Board of Directors

Ben Naccarato
Secretary
Atlanta, Georgia
August 6, 2013

EXHIBIT "A"

FORM OF

CERTIFICATE OF AMENDMENT
OF
THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF
PERMA-FIX ENVIRONMENTAL SERVICES, INC.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  The name of the corporation is Perma-Fix Environmental Services, Inc. (the "Corporation").

SECOND:  At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted declaring the advisability of an amendment to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), as follows, and providing that:

The first two paragraphs of Article Fourth of the Corporation's Certificate of Incorporation is hereby deleted in their entirety and replaced in their entirety by the following:

"FOURTH:  The total number of shares of capital stock that the Corporation shall have authority to issue is 77,000,000, of which 75,000,000 shall be designated as common stock, par value $.001 per share ("Common Stock"), and 2,000,000 shall be designated as preferred stock, par value $.001 per share ("Preferred Stock")

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Amendment Effective Time"), every [two (2), three (3), four (4), five (5), six (6) or seven (7) shares] of the Corporation's Common Stock (the "Old Common Stock"), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.001 per share, of the Corporation (the "New Common Stock")(such formula herein, the "Determined Ratio"). Further, every right, option and warrant to acquire shares of Old Common Stock outstanding immediately prior to the Amendment Effective Time shall, as of the Amendment Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) share of New Common Stock based on the Determined Ratio of shares of Old Common Stock to shares of New Common Stock, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

Notwithstanding the immediately preceding paragraph, the Corporation shall not be required to issue or deliver any fractional shares of New Common Stock. Each holder of such New Common Stock shall be entitled to receive for such fractional interest, and at the Amendment Effective Time any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled by (ii) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Amendment Effective Time on The NASDAQ Stock Market, or if the principal exchange on which the Common Stock is then traded is other than The NASDAQ Stock Market, such exchange as may be applicable. Shares of Common Stock that were outstanding prior to the Amendment Effective Time and that are not outstanding after the Amendment Effective Time shall resume the status of authorized but unissued shares of Common Stock."

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

THIRD:  That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH:  This Certificate of Amendment of Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:  In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective upon its filing date.

IN WITNESS WHEREOF, Perma-Fix Environmental Services, Inc. has caused this Certificate of Amendment to be signed by its _____________, this ____ day of ____________, 2013.

By:
Name: Ben Naccarato
Title: Corporate Secretary

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PROXY

Perma-Fix Environmental Services, Inc.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders to be held September 12, 2013

The undersigned hereby appoints Dr. Louis F. Centofanti and Ben Naccarato, and each of them severally, as the undersigned’s proxies, with full power of substitution, to attend the Annual Meeting of the Stockholders of Perma-Fix Environmental Services, Inc. (the “Company”) at the Hilton Atlanta Airport, 1031 Virginia Avenue, Atlanta, Georgia 30354, at 11:00 a.m. (EDST), on September 12, 2013, and at any adjournment of that meeting, and to vote the number of shares of common stock of the Company held in the undersigned’s name as of the close of business on July 24, 2013, as designated on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

VOTE BY INTERNET OR MAIL
QUICK êêêEASY êêê IMMEDIATE

Voting by Internet is quick, easy and immediate. As a stockholder of Perma-Fix Environmental Services, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Daylight Saving Time, on September 11, 2013.

To Vote Your Proxy by Internet
www.cstproxyvote.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY.

To Vote Your Proxy by Mail
Mark, sign, and date your proxy card below, detach it, and return it in the postage-paid envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held
September 12, 2013.  The Proxy Statement and our 2012 Annual Report to Stockholders are available at:

http://www.cstproxy.com/perma-fix/2013

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY Please mark your votes like this THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE IN ITEMS 1, 2, 3, AND 4. IF THE UNDERSIGNED MAKES NO SPECIFICATIONS, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2, 3, AND 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 5. FOR WITHHOLD AUTHORITY FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS (To withhold authority to vote for an individual nominee, strike through the nominees name below) 3. APPROVE, BY NON-BINDING VOTE, THE 2012 COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR AGAINST ABSTAIN 01 Dr. Louis F. Centofanti 05 Dr. Charles E. Young 02 Jack Lahav 06 Mark A. Zwecker 03 Joe R. Reeder 07 Gary Kugler 04 Larry M. Shelton 4. AUTHORIZE THE BOARD OF DIRECTORS, WITHOUT FURTHER ACTION OF THE STOCKHOLDERS, TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1-FOR-2 TO 1-FOR-7 AT ANY TIME PRIOR TO NOVEMBER 8, 2013 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. COMPANY ID: PROXY NUMBER: FOR AGAINST ABSTAIN 2. RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2013 ACCOUNT NUMBER: Signature Signature Date Please sign exactly as your name appears herein, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this Proxy Card. Persons signing in fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both should sign.